Exhibit 99.1

CONSOLIDATED FINANCIAL STATEMENTS

Hewitt Associates, Inc.

Years Ended September 30, 2010, 2009, and 2008

With Report of Independent Auditors

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholder of Hewitt Associates, Inc.:

We have audited the accompanying consolidated balance sheets of Hewitt Associates, Inc. and subsidiaries (the “Company”) as of September 30, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended September 30, 2010.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Hewitt Associates, Inc. and subsidiaries at September 30, 2010 and 2009, and the consolidated results of its operations and its cash flows for each of the three years in the period ended September 30, 2010, in conformity with U.S. generally accepted accounting principles.

As disclosed in Note 3 in the notes to the consolidated financial statements, effective October 1, 2009, the Company adopted ASU No. 2009-13, Revenue Recognition — Multiple Deliverable Arrangements (“ASU 2009-13”), SFAS No. 141(R), Business Combinations (codified in FASB ASC Topic 805 Business Combinations), FSP FAS 132(R)-1, Employers’ Disclosures about Postretirement Benefit Plan Assets (codified in FASB ASC 715-20, Compensation - Retirement Benefits - Defined Benefit Plans —General), and, effective January 1, 2010, the Company adopted ASU No. 2010-06, Fair Value Measurements and Disclosures.

/s/ ERNST & YOUNG LLP

May 11, 2011

HEWITT ASSOCIATES, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands except for share and per share amounts)

	September 30,	September 30,
	2010	2009

ASSETS

Current Assets:
Cash and cash equivalents	$532,727	$581,642
Short-term investments	38,140	60,994
Client receivables and unbilled work in process, less allowances of $14,800 and $14,381 at September 30, 2010 and 2009, respectively	591,003	527,272
Prepaid expenses and other current assets	123,672	169,533
Funds held for clients	160,501	131,801
Short-term deferred contract costs, net	93,005	89,919
Deferred income taxes, net	20,130	34,119
Total current assets	1,559,178	1,595,280

Non-Current Assets:
Deferred contract costs, less current portion	236,107	254,905
Property and equipment, net	404,222	384,254
Other intangible assets, net	191,074	191,479
Goodwill	406,113	412,745
Long-term investments	44,240	54,442
Other non-current assets, net	22,723	31,535
Total non-current assets	1,304,479	1,329,360

Total Assets	$2,863,657	$2,924,640

LIABILITIES

Current Liabilities:
Accounts payable	$21,632	$20,790
Accrued expenses	190,859	164,724
Funds held for clients	160,501	131,801
Advanced billings to clients	151,266	137,447
Accrued compensation and benefits	432,316	393,463
Short-term deferred contract revenues, net	57,268	61,356
Current portion of long-term debt and capital lease obligations	32,273	36,282
Total current liabilities	1,046,115	945,863

Non-Current Liabilities:
Deferred contract revenues, less current portion	166,492	192,056
Debt and capital lease obligations, less current portion	299,971	618,561
Other non-current liabilities	210,346	223,835
Deferred income taxes, net	49,478	84,023
Total non-current liabilities	726,287	1,118,475

Total Liabilities	$1,772,402	$2,064,338

The accompanying notes are an integral part of these financial statements.

HEWITT ASSOCIATES, INC.

CONSOLIDATED BALANCE SHEETS - Continued

(In thousands except for share and per share amounts)

	September 30,	September 30,
	2010	2009

STOCKHOLDERS’ EQUITY

Stockholders’ Equity:
Class A common stock, par value $0.01 per share, 750,000,000 shares authorized, 137,524,146 and 132,844,269 issued, 94,255,811 and 93,535,270 shares outstanding, as of September 30, 2010 and 2009, respectively	$1,375	$1,328
Additional paid-in capital	1,827,096	1,662,687
Cost of common stock in treasury, 43,268,335 and 39,308,999 shares of Class A common stock as September 30, 2010 and 2009, respectively	(1,434,940)	(1,277,815)
Retained earnings	701,377	469,777
Accumulated other comprehensive (loss) income, net	(3,653)	4,325
Total stockholders’ equity	1,091,255	860,302

Total Liabilities and Stockholders’ Equity	$2,863,657	$2,924,640

The accompanying notes are an integral part of these financial statements.

HEWITT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except for share and per share amounts)

	Year Ended September 30,
	2010	2009	2008
Revenues:
Revenues before reimbursements (net revenues)	$3,040,659	$3,003,766	$3,151,389
Reimbursements	73,773	69,794	76,259
Total revenues	3,114,432	3,073,560	3,227,648

Operating expenses:
Compensation and related expenses	1,895,482	1,875,401	2,042,623
Goodwill and asset impairment	21,597	4,159	4,117
Reimbursable expenses	73,773	69,794	76,259
Other operating expenses	547,477	558,075	624,989
Selling, general, and administrative expenses	157,889	141,361	202,483
Loss (gain) on sale of businesses	282	(9,379)	(35,667)
Total operating expenses	2,696,500	2,639,411	2,914,804

Operating income	417,932	434,149	312,844

Other (expense) income, net:
Interest expense	(52,260)	(39,979)	(24,788)
Interest income	6,811	7,410	22,023
Other income, net	(15,332)	8,140	6,365
Total other (expense) income, net	(60,781)	(24,429)	3,600

Income before income taxes	357,151	409,720	316,444

Provision for income taxes	125,551	144,595	128,302

Net income	$231,600	$265,125	$188,142

Earnings per share:
Basic	$2.49	$2.84	$1.90
Diluted	$2.43	$2.78	$1.85

Weighted-average shares:
Basic	93,170,808	93,400,271	98,791,739
Diluted	95,470,599	95,390,026	101,970,321

The accompanying notes are an integral part of these financial statements.

HEWITT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

 (In thousands except for share and per share amounts)

							Accumulated
	Class A		Additional				Other
	Common Shares		Paid-in	Treasury Stock, at Cost		Retained	Comprehensive
	Shares	Amount	Capital	Shares	Amount	Earnings	Income	Total

Balance at September 30, 2007	127,672,253	$1,277	$1,472,409	20,545,944	$(597,200)	$38,144	$123,382	$1,038,012

Comprehensive income:
Net income	—	—	—	—	—	188,142	—	188,142
Other comprehensive loss:
Unrealized losses on investments, net of tax	—	—	—	—	—	—	(4,273)	(4,273)
Retirement Plans, net of tax							(23,834)	(23,834)
Unrealized losses on hedging transactions, net of tax	—	—	—	—	—	—	(6,412)	(6,412)
Foreign currency translation adjustments, net of tax	—	—	—	—	—	—	(42,173)	(42,173)
Total other comprehensive loss							(76,692)	(76,692)
Total comprehensive income								111,450
Share-based compensation	—	—	48,345	—	—	—	—	48,345
Excess tax benefits from stock plans, net	—	—	14,744	—	—	—	—	14,744
Restricted stock unit vesting	938,872	9	(9)	—	—	—	—	—
Purchase of Class A common shares for treasury	—	—	—	15,617,816	(586,227)	—	—	(586,227)
Issuance of Class A common shares:
Employee stock options	1,847,653	18	43,588	—	—	—	—	43,606
Net forfeiture of restricted common stock pursuant to the global stock plan	(67,898)	—	—	—	—	—	—	—
Adoption of certain provisions of ASC 740-10	—	—	—	—	—	(7,036)	—	(7,036)
Adoption of ASC 710-10-25-4 (net of tax)	—	—	—	—	—	(12,692)	—	(12,692)
Balance at September 30, 2008	130,390,880	$1,304	$1,579,077	36,163,760	$(1,183,427)	$206,558	$46,690	$650,202

							Accumulated
	Class A		Additional				Other
	Common Shares		Paid-in	Treasury Stock, at Cost		Retained	Comprehensive
	Shares	Amount	Capital	Shares	Amount	Earnings	Income	Total

Balance at September 30, 2008	130,390,880	$1,304	$1,579,077	36,163,760	$(1,183,427)	$206,558	$46,690	$650,202

Comprehensive income:
Net income	—	—	—	—	—	265,125	—	265,125
Other comprehensive loss:
Unrealized gains on investments, net of tax	—	—	—	—	—	—	1,438	1,438
Retirement Plans, net of tax							(10,732)	(10,732)
Unrealized gains on hedging transactions, net of tax	—	—	—	—	—	—	4,189	4,189
Foreign currency translation adjustments, net of tax	—	—	—	—	—	—	(37,448)	(37,448)
Total other comprehensive loss							(42,553)	(42,553)
Total comprehensive income								222,572
Share-based compensation	—	—	54,329	—	—	—	—	54,329
Excess tax benefits from stock plans, net	—	—	9,253	—	—	—	—	9,253
Restricted stock unit vesting	1,613,745	16	(16)	—	—	—	—	—
Purchase of Class A common shares for treasury	—	—	—	3,145,239	(94,388)	—	—	(94,388)
Issuance of Class A common shares:
Employee stock options	866,871	9	20,043	—	—	—	—	20,052
Net forfeiture of restricted common stock pursuant to the global stock plan	(27,227)	(1)	1	—	—	—	—	—
Adoption of ASC 715-30 measurement date provision (net of tax)	—	—	—	—	—	(1,906)	188	(1,718)
Balance at September 30, 2009	132,844,269	$1,328	$1,662,687	39,308,999	$(1,277,815)	$469,777	$4,325	$860,302

The accompanying notes are an integral part of these financial statements.

HEWITT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY - Continued

 (In thousands except for share and per share amounts)

							Accumulated
	Class A		Additional				Other
	Common Shares		Paid-in	Treasury Stock, at Cost		Retained	Comprehensive
	Shares	Amount	Capital	Shares	Amount	Earnings	Income	Total

Balance at September 30, 2009	132,844,269	$1,328	$1,662,687	39,308,999	$(1,277,815)	$469,777	$4,325	$860,302

Comprehensive income:
Net income	—	—	—	—	—	231,600	—	231,600
Other comprehensive loss:
Unrealized gains on investments, net of tax	—	—	—	—	—	—	1,391	1,391
Retirement Plans, net of tax							(15,191)	(15,191)
Net unrealized gains on hedging transactions, net of tax	—	—	—	—	—	—	4,597	4,597
Foreign currency translation adjustments, net of tax	—	—	—	—	—	—	1,225	1,225
Total other comprehensive loss							(7,978)	(7,978)
Total comprehensive income								223,622
Share-based compensation	—	—	56,588	—	—	—	—	56,588
Excess tax benefits from stock plans, net	—	—	30,728	—	—	—	—	30,728
Restricted stock unit vesting	1,577,850	16	(16)	—	—	—	—	—
Purchase of Class A common shares for treasury	—	—	—	3,959,336	(157,125)	—	—	(157,125)
Issuance of Class A common shares:
Employee stock options	3,102,027	31	77,109	—	—	—	—	77,140
Balance at September 30, 2010	137,524,146	$1,375	$1,827,096	43,268,335	$(1,434,940)	$701,377	$(3,653)	$1,091,255

The accompanying notes are an integral part of these financial statements.

HEWITT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	Year Ended September 30,
	2010	2009	2008
Cash flows from operating activities:
Net income	$231,600	$265,125	$188,142
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization, including amortization of deferred contract revenues and costs	172,942	164,693	174,767
Share-based compensation	56,588	54,329	48,345
Deferred income taxes	8,277	17,332	6,976
Goodwill and asset impairment	21,597	4,159	4,117
Loss (gain) on sale of businesses	282	(9,379)	(35,667)
Fair value adjustment related to financial assets	379	18	—
Gain on sale of investments	—	—	(2,581)
Changes in operating assets and liabilities, net of effect of acquisitions and dispositions:
Client receivables and unbilled work in process	(58,075)	102,982	(34,271)
Prepaid expenses and other current assets	53,646	(35,441)	(51,155)
Deferred contract costs	(79,023)	(92,393)	(102,214)
Other assets	16,496	2,600	(22,646)
Accounts payable	287	5,219	(4,962)
Accrued compensation and benefits	36,130	(1,899)	34,787
Accrued expenses	(4,294)	(56,422)	22,518
Advanced billings to clients	14,203	(11,478)	(1,515)
Deferred contract revenues	27,608	44,607	96,077
Other long-term liabilities	(21,264)	(21,054)	7,184
Net cash provided by operating activities	477,379	432,998	327,902

Cash flows from investing activities:
Purchases of investments	(57,146)	—	(426,675)
Proceeds from sales of investments	100,161	5,300	513,064
Additions to property and equipment	(118,551)	(127,907)	(117,556)
Cash paid for acquisitions and transaction costs, net of cash acquired	(60,315)	(61,764)	(134,081)
Cash received for sale of businesses	—	1,105	42,420
Other investing activities	(10,885)	—	—
Net cash used in investing activities	(146,736)	(183,266)	(122,828)

Cash flows from financing activities:
Proceeds from the exercise of stock options	77,140	20,052	43,606
Excess tax benefits from the exercise of share-based awards	20,411	7,002	10,227
Proceeds from short-term borrowings	56	18,119	185,468
Proceeds from long-term borrowings	—	—	539,751
Repayments of short-term borrowings, capital leases, and long-term debt	(321,936)	(153,062)	(225,977)
Purchase of Class A common shares for treasury	(157,125)	(94,388)	(586,227)
Net cash used in financing activities	(381,454)	(202,277)	(33,152)

Effect of exchange rate changes on cash and cash equivalents	1,896	(7,307)	(9,171)
Net (decrease) increase in cash and cash equivalents	(48,915)	40,148	162,751

Cash and cash equivalents, beginning of year	581,642	541,494	378,743
Cash and cash equivalents, end of year	$532,727	$581,642	$541,494

The accompanying notes are an integral part of these financial statements.

HEWITT ASSOCIATES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEARS ENDED SEPTEMBER 30, 2010, 2009, and 2008

1.              Description of Business

Hewitt Associates, Inc., a Delaware corporation, and its subsidiaries (“Hewitt” or the “Company”) provide global human resources benefits, outsourcing and consulting services.  Benefits Outsourcing includes administrative services for health and welfare, defined contribution and defined benefit plans, and absence management, in addition to other stand-alone HR outsourcing services.  Human Resource Business Process Outsourcing (“HR BPO”) includes workforce administration, rewards management, recruiting and staffing, payroll processing, performance management, learning and development, talent management, time and attendance, procurement expertise, and vendor management.   Hewitt’s Consulting business provides a wide array of consulting and actuarial services covering the design, implementation, communication, and operation of health and welfare, compensation and retirement plans, and broader human resources programs and processes, in addition to investment consulting services.

2.              Subsequent Event

On October 1, 2010, Hewitt and Aon Corporation (“Aon”) completed the previously announced merger of the Company with and into a wholly owned subsidiary of Aon pursuant to the Agreement and Plan of Merger, dated as of July 11, 2010 (the “Merger Agreement”), among Aon, Alps Merger Corp., a Delaware corporation and a wholly owned subsidiary of Aon (“Merger Sub”), Alps Merger LLC, a Delaware limited liability company and a wholly owned subsidiary of Aon (“Merger LLC”), and the Company.  Pursuant to the terms of the Merger Agreement, (i) Merger Sub merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly owned subsidiary of Aon (the “Surviving Corporation”), and (ii) immediately following the completion of the Merger, the Surviving Corporation merged with and into Merger LLC (the “Subsequent Merger”), with Merger LLC continuing as the surviving entity and a wholly owned subsidiary of Aon (the “Surviving Company”).  The Merger became effective on October 1, 2010, at 4:01 p.m. Eastern time (the “Effective Time”).  Upon completion of the Subsequent Merger, the Surviving Company changed its name to Aon Hewitt LLC.

At the Effective Time, each share of the Company’s common stock, par value $0.01 per share (the “Hewitt Common Stock”), issued and outstanding immediately prior to the Effective Time (other than shares of Hewitt Common Stock held of record by stockholders who have properly demanded appraisal of such shares in accordance with Section 262 of the Delaware General Corporation Law (“DGCL”), shares of Hewitt Common Stock held in the treasury of Hewitt, or shares of Hewitt Common Stock owned by Aon or Merger Sub) was converted into the right to receive, as consideration for the Merger (the “Merger Consideration”), at the election of the holder of such share, either (1) $25.61 in cash and 0.6362 of a share of Aon common stock (the “Mixed Consideration”), (2) $50.46 in cash (the “Cash Electing Consideration”) or (3) 0.7494 shares of Aon common stock and $21.19 in cash (the “Stock Electing Consideration”).  Pursuant to the terms of the Merger Agreement, the Cash Electing Consideration and the Stock Electing Consideration payable in the Merger were calculated based on the closing volume-weighted average price of Aon common stock on the NYSE for the period of ten consecutive trading days ended on September 30, 2010, which was $39.0545, and the Stock Electing Consideration was subject to automatic proration and adjustment to ensure that the total amount of cash paid and the total number of shares of Aon common stock issued by Aon in the Merger each represented approximately 50% of the aggregate Merger Consideration (taking into account the rollover of the Company’s stock options), as described in the Merger Agreement and in the definitive proxy statement/prospectus provided to Hewitt and Aon stockholders in connection with the special meetings of Hewitt and Aon stockholders held on September 20, 2010.

In connection with the Merger, each outstanding unvested Hewitt stock option became fully vested, and, pursuant to the Merger Agreement, at the Effective Time, each outstanding Hewitt stock option was converted into an option to purchase shares of Aon common stock, with the same terms and conditions as the Hewitt stock option (but taking into account any changes, including any acceleration or vesting of such option, by reason of the Merger).  The number of shares of Aon common stock subject to each such converted stock option is equal to the number of shares of Hewitt Common Stock subject to such Hewitt stock option, multiplied by the exchange ratio of 1.2920 (rounded down to the nearest whole share of Aon common stock).  The exercise price per share for each such converted stock option is equal to the per share exercise price specified in such Hewitt stock option, divided by the exchange ratio of 1.2920 (rounded up to the nearest cent).

Pursuant to the Merger Agreement, at the Effective Time, each share of restricted Hewitt Common Stock granted under the Company’s stock plan that was outstanding immediately prior to the Effective Time became fully vested immediately prior to the Effective Time and was converted into the right to receive the Mixed Consideration. At the Effective Time, each restricted stock unit relating to Hewitt Common Stock granted under the Company’s stock plan that was outstanding immediately prior to the Effective Time became fully vested and was settled in shares of Hewitt Common Stock, which were then converted into the right to receive the Mixed Consideration. At the Effective Time, each award of performance share units of Hewitt with respect to shares of Hewitt Common Stock granted under the Company’s stock plan that was outstanding immediately prior to the Effective Time became vested and was settled in shares of Hewitt Common Stock, which were then converted into the right to receive the Mixed Consideration.

As a result of the consummation of the Merger, a change of control of the Company occurred and the Company became a wholly owned subsidiary of Aon. Aon paid the cash portion of the Merger Consideration using a combination of cash on hand, the proceeds of a term loan, and the proceeds of a registered notes offering.

Effective as of the Effective Time, and pursuant to the terms of the Merger Agreement, the Board of Directors of Aon elected Cheryl A. Francis and Judson C. Green, each a former director of the Company, as directors of Aon to serve until Aon’s 2011 annual meeting of stockholders.

Pursuant to the terms of the Merger Agreement, at the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time became the directors and officers of the Surviving Corporation. As a result, each of Russell P. Fradin, William J. Conaty, Cheryl A. Francis, Judson C. Green, Michael E. Greenlees, Alex S. Mandl, Cary D. McMillan, Stacey J. Mobley, Thomas J. Neff, and Steven P. Stanbrook, who constituted the Board of Directors of the Company immediately prior to the Effective Time, ceased to be a member of the Board of Directors of the Company and any committees of the Company’s Board of Directors of which they were members, and each of Robert A. Schriesheim, Chief Financial Officer, Jay C. Rising, Senior Vice President, and Matthew C. Levin, Senior Vice President, Corporate Development and Strategy, ceased to be an officer of the Company, in each case, effective as of the Effective Time.

On October 1, 2010, immediately prior to the Effective Time and in connection with the above-mentioned vesting of each outstanding Hewitt stock option, share of restricted Hewitt Common Stock, restricted stock unit relating to Hewitt Common Stock, and performance share units with respect to Hewitt Common Stock, the Company recognized share-based compensation expense of $90.3 million.

The Company has evaluated subsequent events after the balance sheet date of September 30, 2010 through May 11, 2011, which is the date that the accompanying financial statements were issued.

3.              Summary of Significant Accounting Policies

The consolidated financial statements are prepared on the accrual basis of accounting. The significant accounting policies are summarized below:

Principles of Consolidation

The accompanying consolidated financial statements reflect the operations of the Company and its majority-owned subsidiaries after elimination of intercompany accounts and transactions.  Investments in affiliated companies in which the Company does not have control, but has the ability to exercise significant influence over governance and operations (generally 20-50 percent ownership), are accounted for by the equity method.

Use of Estimates

The preparation of financial statements and related disclosures in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes.  Estimates are used for, but are not limited to, the accounting for the allowance for doubtful accounts, depreciation and amortization, contract and project loss reserves, performance-based compensation, short- and long-term investments, asset impairment, taxes, and contingencies.  Although these estimates are based on management’s best knowledge of current events and actions that the Company may undertake in the future, actual results may differ from the estimates.

Revenue Recognition

Revenues include fees generated from outsourcing contracts and from consulting services provided to the Company’s clients.  Revenues from sales or licensing of software are not material. The Company recognizes revenue when persuasive evidence of an arrangement exists, services have been rendered, the fee is fixed or determinable, and collectibility is reasonably assured.

The Company’s outsourcing contracts typically have three to five year terms for benefits services and five to ten year terms for HR BPO services. The Company recognizes revenues for non-refundable, up-front implementation fees evenly over the period that the related ongoing service revenues are recognized. Services provided outside the scope of the Company’s outsourcing contracts are recognized on a time-and-material or fixed-fee basis.

The Company provides consulting services to its clients either on a time-and-material or fixed-fee basis.  Revenues are recognized monthly under time-and-material-based arrangements as services are provided.  On fixed-fee engagements, revenues are recognized either as services are provided using a proportional-performance method or at the completion of a project based on facts and circumstances of the client arrangement.

Contract losses on outsourcing or consulting arrangements are recognized in the period in which the loss becomes probable and the amount of the loss is reasonably estimable.  Contract losses are determined to be the amount by which the estimated direct costs, including any remaining deferred contract costs, exceed the estimated total revenues that will be generated by the contract.  When a loss is identified, it is first recorded as an impairment of deferred contract costs related to the specific contract, if applicable, with the remaining amount recorded as a loss reserve.  Estimates are monitored during the term of the contract, and any changes to the estimates are recorded in the period the change is identified and may result in an adjustment to the loss reserve.

The Company has contracts with multiple-element arrangements primarily in its Benefits Outsourcing and HR BPO segments. Multiple-element arrangements are assessed to determine whether they can be separated into more than one unit of accounting.

On October 1, 2009, the Company adopted ASU No. 2009-13, Revenue Recognition — Multiple Deliverable Arrangements (“ASU 2009-13”).  Refer to the section labeled New Accounting Pronouncements within Note 3 for additional information on ASU 2009-13.

As a result of adopting ASU 2009-13, for all new contracts and materially modified contracts on or after October 1, 2009, the following criteria must be met in order for a deliverable to qualify as a separate unit of accounting:

•      The delivered items have value to the client on a stand-alone basis; and

•      If the arrangement includes a general right of return relative to the delivered items, delivery or performance of the undelivered items is considered probable and substantially in the control of the Company.

Pursuant to ASU 2009-13, for all new contracts and materially modified contracts on or after October 1, 2009, the arrangement consideration is allocated to the separate units of accounting at the inception of the arrangement to all deliverables based on their relative selling price.  Under this method, the selling price for each deliverable is determined using vendor specific objective evidence of selling price (“VSOE”), third-party evidence of selling price (“TPE”), or in the absence of VSOE and TPE, the Company’s best estimate of selling price.  The best estimate of selling price is the price at which the Company would offer the service if the deliverable were sold regularly on a standalone basis.  Due to the level of customization of the Company’s services to its clients, selling price is generally determined by best estimate.

For deliverables within Benefits Outsourcing, the Company typically determines the best estimate of selling price by analyzing market conditions and engagement specific risks.  This includes the number of participants expected in a plan, the level of customization and the complexity of the services to be delivered, as well as knowledge of market competition in the bid process.  For deliverables within HR BPO, the Company typically determines the best estimate of selling price using cost-plus pricing.  This involves evaluating the expected costs required to deliver the services as well as profit margin objectives.

For all contracts entered before October 1, 2009, the Company was also required to have objective and reliable evidence of the fair value of the undelivered items in addition to the criteria above in order for a deliverable to qualify as a separate unit of accounting.  If there was objective and reliable evidence of fair value for all units of accounting in an arrangement, the arrangement consideration was allocated to the separate units of accounting based on each unit’s relative fair value.  Revenue was then recognized using a proportional-performance method, such as recognizing revenue based on transactional services delivered, or on a straight-line basis (as adjusted primarily for volume changes), as appropriate.  If these criteria were not met, deliverables included in an arrangement were accounted for as a single unit of accounting, and revenue and cost were deferred until the period in which the final deliverable is provided or a predominant service level has been attained and then recognized over the life of the contract.

Revenue is then recognized using a proportional-performance method, such as recognizing revenue based on transactional services delivered, or on a straight-line basis (as adjusted primarily for volume changes), as appropriate.

The Company evaluates arrangement modifications such as changes to pricing, changes to the period of the arrangement, changes to the population size, or changes to the contracted deliverables for both quantitative and qualitative implications in assessing whether an arrangement is materially modified in accordance with ASU 2009-13.  The determination of whether a modification to an existing revenue arrangement represents a material modification requires the use of judgment and considers the relevant facts and circumstances that exist when an arrangement is modified.

For materially modified contracts, the Company reallocates the arrangement consideration to all of the identified services in the arrangement (both delivered and undelivered) based on the information available at the time the contract is materially modified. Allocated consideration is recognized in revenue for all delivered services (adjusting previously deferred revenue as appropriate), and consideration attributable to the undelivered services is deferred and recognized in the future as those services are delivered.

The Company records revenues earned in excess of amounts billed as a current asset (unbilled work in process).  The Company records amounts billed in excess of revenues earned, prior to rendering services, as a current liability (advanced billings to clients).

The Company considers the criteria established by ASC 605-45-45, Revenue Recognition — Principal Agent Considerations, in determining whether revenue should be recognized on a gross or a net basis.  In consideration of these criteria, the Company recognizes revenue primarily on a gross basis.  Factors considered in determining if gross or net recognition is appropriate include whether the Company is primarily responsible to the client for the delivery of services, changes the delivered product, performs part of the service delivered, has discretion on vendor selection and bears credit risk.

Reimbursements received for out-of-pocket expenses incurred are characterized as revenues and are shown as a separate component of total revenues in accordance with ASC 605-45-45-23, Reimbursements Received for Out-of-Pocket Expenses Incurred.  Similarly, related reimbursable expenses are also shown separately within operating expenses.

Deferred Contract Costs and Deferred Contract Revenues

For long-term outsourcing service agreements, implementation efforts are often necessary to set up clients and their human resource or benefit programs on the Company’s systems and operating processes.  For outsourcing services sold separately or accounted for as a separate unit of accounting, specific, incremental, and direct costs of implementation incurred prior to the services going live are deferred and amortized over the period that the related ongoing services revenue is recognized.  Such costs may include internal and external costs for coding or customizing systems, costs for conversion of client data, and costs to negotiate contract terms. For outsourcing services that are accounted for as a combined unit of accounting, specific, incremental, and direct costs of implementation, as well as ongoing service delivery costs incurred prior to revenue recognition commencing, are deferred and amortized over the remaining contract services period.  Implementation fees are also generally received from clients either up-front or over the ongoing services period as a component of the fee per participant.  Lump-sum implementation fees received from a client are initially deferred and then recognized as revenue evenly over the ongoing contract services period.  If a client terminates an outsourcing services arrangement prior to the end of the contract, a loss on the contract may be recorded, if necessary, and any remaining deferred implementation revenues and costs would then be recognized into earnings over the remaining service period through the termination date.

Performance-Based Compensation

The Company’s compensation program includes a performance-based component that is determined by management subject to annual review by the Compensation and Leadership Committee of the Board of Directors.  Performance-based compensation is discretionary and is based on individual, team, and total Company performance.  Performance-based compensation is paid once per fiscal year after the Company’s annual operating results are finalized.  The amount of expense for performance-based compensation recognized at interim dates involves judgment, is based on annual results as compared to internal targets, and takes into account other factors, including industry trends and the general economic environment.  Annual performance-based compensation levels may vary from current expectations as a result of changes in the actual performance of the Company, team, or individual.  Accrued amounts are subject to change in future periods if actual performance varies from performance levels anticipated in prior interim periods.

Income Taxes

The Company applies the asset and liability method described in ASC 740, Income Taxes (“ASC 740”).  Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards.  Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period in which the change is enacted. Valuation allowances are recognized to reduce the deferred tax assets to the amount that is more-likely-than-not to be realized.  In assessing the likelihood of realization, management considers estimates of future taxable income.

Financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return requires achieving a more-likely-than-not threshold. The Company records a liability for the difference between the benefit recognized and measured pursuant to ASC 740 and the tax position taken or expected to be taken on the Company’s tax return. To the extent that the Company’s assessment of such tax positions changes, the change in estimate is recorded in the period in which the determination is made.  The consolidated tax provision and related accruals include the impact of such reasonably estimable losses and related interest and penalties, as deemed appropriate.

Foreign Currency Translation

The Company’s foreign operations use the local currency as their functional currency.  Accordingly, assets and liabilities of foreign subsidiaries are translated into U.S. dollars at exchange rates in effect at year-end, while revenues and expenses are translated at average exchange rates prevailing during the year.  Translation adjustments are reported as a component of accumulated other comprehensive (loss) income, net, in stockholders’ equity.  Gains or losses resulting from foreign exchange transactions are recorded in earnings within other income (expense), net.  Transaction gains totaled $5.7 million, $6.0 million, and $0.3 million in fiscal 2010, 2009, and 2008, respectively.

Concentrations of Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist of cash equivalents, client receivables, unbilled work in process, and short- and long-term investments. Hewitt invests its cash equivalents in government and agency securities, the highest rated money market and similar investments, and continuously monitors the investment ratings. Concentrations of credit risk with respect to unbilled work in process and receivables are limited as no client makes up a significant portion of the Company’s billings.  The Company’s short- and long-term investments are mostly comprised of fixed-rate money market investments denominated in Indian rupees with a maturity greater than 90 days and federally insured, student loan-backed securities that are rated Aaa/AAA/AAA by Moody’s, S&P, and Fitch, respectively, and are spread among many state issuers.  Credit risk itself is limited due to the Company’s large number of Fortune 500 clients, its clients’ strong credit histories, and their dispersion across many different industries and geographic regions.  For each of the years ended September 30, 2010, 2009, and 2008, no single client represented ten percent or more of the Company’s total revenues.

Fair Value of Financial Instruments

Cash equivalents and client receivables are financial assets with carrying values that approximate fair value.  Accounts payable and the Company’s variable rate debt are financial liabilities with carrying values that approximate fair value.  As of September 30, 2010 and 2009, the carrying value of the Company’s fixed rate unsecured senior term notes was

$259.0 million and $276.0 million, respectively, and the fair value was estimated to be approximately $297.1 million and $294.4 million, respectively.  The estimate of fair value was calculated by discounting the future cash flows of the senior term notes at rates currently offered to the Company for similar debt instruments with comparable maturities.

Cash and Cash Equivalents

The Company’s cash and cash equivalents include cash and investments with maturities of 90 days or less when purchased.  At September 30, 2010 and 2009, cash and cash equivalents included cash in checking and money market accounts as well as corporate tax-advantaged money market investments maturing in 90 days or less.

Restricted Cash

At September 30, 2010 and 2009, the Company had short-term, interest-bearing restricted cash of $10.9 million and zero, respectively, included in prepaid expenses and other current assets in the consolidated balance sheets.  This amount collateralizes the Company’s issuances of standby letters of credit.  The change in the restricted cash is reflected as a cash outflow from investing activities in the consolidated statement of cash flows for the year ended September 30, 2010.

Funds Held for Clients

Some of the Company’s outsourcing agreements require the Company to hold funds on behalf of clients.  Funds held on behalf of clients are segregated from Hewitt corporate funds.  There is usually a short period between when the Company receives funds and when it pays obligations on behalf of clients.

Investments

Short-term investments include fixed-rate money market investments denominated in Indian rupees with a maturity greater than 90 days.  Long-term investments include marketable debt securities that are classified as available-for-sale and recorded at fair value.  Marketable debt securities include auction rate securities (“ARS”) which generally have long-term nominal maturities that exceed one year, with interest rates that reset periodically in scheduled auctions (generally every 7-35 days).  Unrealized gains or losses are reported as a component of accumulated other comprehensive (loss) income, net, to the extent they are deemed temporary.  Realized gains or losses and other-than-temporary unrealized losses, calculated using the specific-identification method, are reported in other income (expense), net, on the consolidated statements of operations.

Refer to Note 7 for more information on the Company’s investments.

Client Receivables and Unbilled Work in Process

The Company regularly evaluates the collectibility of its client receivables and unbilled work in process based on a combination of factors.  In circumstances where the Company becomes aware of a specific client’s difficulty in meeting its financial obligations, the Company records an allowance for doubtful accounts to reduce the client receivable or unbilled work in process to the amount the Company reasonably believes will be collected.  For all other clients, the Company recognizes an allowance for doubtful accounts based on past write-off history and the length of time the receivables are past due or unbilled work in process is not billed. Facts and circumstances may change that would require the Company to alter its estimates of the collectibility of client receivables and unbilled work in process.  Accounts are written off against the allowance when the Company determines that the receivable or unbilled work in process will not be collected.

Property and Equipment

Property and equipment, which include amounts recorded under capital leases, are recorded at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets, which are as follows:

Asset Description	Asset Life

Computer equipment	3 to 5 years
Capitalized software	3 to 5 years
Telecommunications equipment	5 years
Furniture and equipment	5 to 15 years
Buildings	39 years
Buildings under capital lease	15 years
Leasehold improvements	Lesser of estimated useful life or lease term

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of long-lived assets held for use are assessed by a comparison of the carrying amount of the asset to the estimated future undiscounted net cash flows expected to be generated by the asset.  If the estimated future undiscounted net cash flows are less than the carrying amount of the asset, the asset is considered impaired and expense is recorded in an amount required to reduce the carrying amount of the asset to its fair value.

Software Development Costs

Costs for software developed for internal use are accounted for in accordance with ASC 350-40, Intangibles-Goodwill and Other — Internal-Use Software (“ASC 350-40”).  ASC 350-40 requires the capitalization of certain costs incurred in connection with developing or obtaining internal-use software.  Client-related development or acquisition costs capitalized in accordance with ASC 350-40 are included in deferred contract costs, while capitalized costs for internal-use software are included in property and equipment in the consolidated balance sheet.  The Company amortizes the cost of software obtained or developed for internal use over periods ranging from three to five years from the date the asset is placed in service.  The Company amortizes the cost of software developed for client use over the life of the related client contract.

Costs that are incurred in the preliminary project stage are expensed as incurred.  Once the capitalization criteria of ASC 350-40 have been met, external direct costs of materials and services consumed in developing or obtaining internal-use computer software, payroll and payroll-related costs for employees who are directly associated with, and who devote time to, the internal-use computer software project (to the extent their time is spent directly on the project) and interest costs incurred when developing computer software for internal use are capitalized.

Goodwill and Intangible Assets

Goodwill is not amortized but is reviewed for impairment annually or more frequently if indicators of impairment arise. The evaluation is based upon a comparison of the estimated fair value of the reporting unit to which the goodwill has been assigned to its carrying value.  The fair values used in this evaluation are estimated based upon discounted future cash flow projections for the reporting unit.  Refer to Note 11 for additional information on goodwill impairment.

Intangible assets are initially valued at fair value using generally accepted valuation methods appropriate for the type of intangible asset.  Intangible assets with definite lives are amortized over their estimated useful lives and are reviewed for impairment if indicators of impairment arise.  The evaluation of impairment is based upon a comparison of the carrying amount of the intangible asset to the estimated future undiscounted net cash flows expected to be generated by the asset.  If the estimated future undiscounted net cash flows are less than the carrying amount of the asset, the asset is considered impaired.  The impairment expense is determined by comparing the estimated fair value of the intangible asset to its carrying value, with any shortfall from fair value recognized as an expense in the current period.

Amortization of the Company’s definite-lived intangible assets is computed using the straight-line method over the estimated useful lives of the assets, which are as follows:

Asset Description	Asset Life

Customer relationships	2 to 30 years
Core technology	3 to 10 years
Trademarks and tradenames	1 to 10 years

Share-Based Compensation

Restricted stock awards, including restricted stock and restricted stock units, are measured using the fair market value of the stock as of the grant date.  The Company recognizes compensation expense, net of estimated forfeitures, on a straight-line basis over the vesting period.  Compensation cost of all share-based awards with performance conditions are recognized on a straight-line basis (if cliff-vesting) or on an accelerated-attribution basis (if graded-vesting) over the requisite service period or the implicit service period if it is probable that the performance conditions will be met.  Estimated forfeitures are reviewed periodically and changes to the estimated forfeiture rate are recorded in current period earnings.  Employer payroll taxes are also recorded as expense over the vesting period.  The remaining unvested shares are subject to forfeiture and restrictions on sale or transfer based on vesting dates.

The Company also grants nonqualified stock options at an exercise price equal to the fair market value of the Company’s stock on the grant date.  The Company applies the Black-Scholes valuation method to compute the estimated fair value of the stock options and recognizes compensation expense, net of estimated forfeitures, on a straight-line basis so that the award is fully expensed at the vesting date.  Generally, stock options vest 25 percent on each anniversary of the grant date, are fully vested four years from the grant date, and have a term of ten years.

The Company uses the simplified method to determine the expected life assumption for all of its options.  The Company continues to use the simplified method as it does not believe that it has sufficient historical exercise data to provide a reasonable basis upon which to estimate expected life due to the limited time its equity shares have been publicly traded.

New Accounting Pronouncements

In December 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 141(R), Business Combinations. This guidance is included in Accounting Standards Codification (“ASC”) 805, Business Combinations.  This guidance requires the Company to continue to follow the guidance in SFAS No. 141 (also included in ASC 805) for certain aspects of business combinations, and provides additional guidance defining the acquirer, recognizing and measuring the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree, assets and liabilities arising from contingencies, defining a bargain purchase, and recognizing and measuring goodwill or a gain from a bargain purchase. This guidance also requires transaction costs to be charged to earnings and requires contingent consideration to be recorded at its fair value on the acquisition date.  In addition, this guidance requires adjustments associated with changes in tax contingencies that occur after the measurement period, not to exceed one year, to be recorded as adjustments to income. This guidance is effective for all business combinations for which the acquisition date is on or after the beginning of an entity’s first fiscal year that begins after December 15, 2008 (Hewitt’s fiscal year 2010); however, the guidance regarding the treatment of income tax contingencies is retrospective to business combinations completed prior to October 1, 2009.  The Company adopted this guidance for its business combinations occurring subsequent to October 1, 2009.  Refer to Note 4 for additional information on acquisitions.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51.  Also, refer to ASC 810-10, Consolidation — Overall.  This guidance establishes accounting and reporting standards for noncontrolling interests and transactions between the reporting party and such noncontrolling interests.  This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008 (Hewitt’s fiscal year 2010). The Company adopted this guidance as of October 1, 2009. During fiscal 2010, the Company did not have any noncontrolling interests included in the consolidated financial statements.  As a result, the adoption of this guidance did not have a material effect on the consolidated financial statements.

In December 2007, the FASB issued EITF 07-1, Accounting for Collaborative Arrangements. This guidance is included in ASC 808, Collaborative Arrangements.  This guidance defines a collaborative agreement as a contractual arrangement in which the parties are active participants to the arrangement and are exposed to the significant risks and rewards that are dependent on the ultimate commercial success of the endeavor. Additionally, the guidance requires that revenue generated and costs incurred on sales to third parties from a collaborative agreement be recognized on a gross basis in the financial statements of the party that is identified as the principal participant in a transaction. It also requires payments between participants to be accounted for in accordance with existing GAAP unless none exists, in which case a reasonable, rational, consistent method should be used. The Company adopted this guidance as of October 1, 2009.  The adoption did not have a material impact on the consolidated financial statements as of September 30, 2010.

In June 2008, the FASB issued FSP EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.  This guidance is included in ASC 260-10-55, Earnings Per Share — Overall — Implementation Guidance and Illustrations.  This guidance addresses whether securities granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share under the two-class method described in ASC 260-10-45-59A/60B, Earnings Per Share — Overall — Other Presentation Matters.  This guidance is effective for financial statements issued for fiscal years beginning after December 15, 2008 and interim periods within those years (Hewitt’s first quarter of fiscal 2010).  The Company adopted this guidance as of October 1, 2009.  The Company has determined that this guidance does not currently impact its consolidated financial statements as it does not have participating securities with a non-forfeitable right to dividends or dividend equivalents pursuant to ASC 260-10-55.

In December 2008, the FASB issued FSP FAS 132(R)-1, Employers’ Disclosures about Postretirement Benefit Plan Assets.  This FSP was included in FASB ASC 715-20, Compensation - Retirement Benefits - Defined Benefit Plans -General. This FSP expands the disclosure requirements relating to an employer’s plan assets of a defined benefit pension or other postretirement plan.  The additional disclosures required under this guidance are to be included in the fiscal year ending after December 15, 2009 (Hewitt’s fiscal year 2010).  The Company adopted this guidance on October 1, 2009 and included the required disclosures in Note 18.

In August 2009, the FASB issued Accounting Standards Update (“ASU”) 2009-05, Fair Value Measurements and Disclosures, Measuring Liabilities at Fair Value (“ASU 2009-05”).  ASU 2009-05 provides amendments to ASC 820-10, Fair Value Measurements and Disclosures — Overall, for the fair value measurement of liabilities.  This update provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, an entity is required to measure fair value using a valuation technique that uses a quoted price of the identical liability when traded as an asset, a quoted price for similar liabilities or similar liabilities when traded as an asset, or another valuation technique that is consistent with the principles of ASC 820.  This ASU is effective for the first period (including interim periods) beginning after issuance (Hewitt’s first quarter of fiscal year 2010).  The Company adopted this ASU as of October 1, 2009.  The adoption did not have a material effect on the consolidated financial statements.  See Note 9 for additional information on fair value measurements.

In October 2009, the FASB issued ASU No. 2009-13.  ASU 2009-13 updates the existing multiple-element revenue arrangements guidance currently included in ASC 605-25.  The revised guidance provides for two significant changes to the existing multiple-element revenue arrangements guidance. The first change relates to the determination of when the individual deliverables included in a multiple-element arrangement may be treated as separate units of accounting. This change will result in the requirement to separate more deliverables within an arrangement, ultimately leading to less revenue and cost deferral.  The second change modifies the manner in which the transaction consideration is allocated across the separately identified deliverables.  Together, these changes will result in earlier recognition of revenue and related costs for multiple-element arrangements than under previous guidance.  This guidance also expands the disclosures required for multiple-element revenue arrangements.  The Company early adopted the provisions of this ASU on a prospective basis for all new contracts and materially modified contracts on or after October 1, 2009.

As a result of the adoption of ASU 2009-13, revenues before reimbursements (“net revenues”) and operating income were higher by $18.4 million and $8.5 million for the year ended September 30, 2010.  The impact resulted from contracts that were materially modified subsequent to October 1, 2009 and thus qualified for accounting under the new guidance.  As a result, the Company recognized revenue and costs that had been deferred under the previous guidance as well as ongoing revenue and costs that are no longer required to be deferred under the new guidance.  The new guidance allows for deliverables for which revenue was previously deferred to be separated and recognized as the services are delivered, rather than defer revenue for all deliverables until the final service is provided or a predominant service level has been attained.  The Company is not able to reasonably estimate the effect of adopting this guidance on future financial periods as the impact will vary based on the nature and volume of new or materially modified contracts in any given period.

The Company modified its accounting policy related to revenue recognition to reflect the adoption of ASU 2009-13.  Refer to the section labeled Revenue Recognition in Note 3 for additional information.

In January 2010, the FASB issued ASU No. 2010-06, Fair Value Measurements and Disclosures (“ASU 2010-06”). ASU 2010-06 provides new and amended disclosure requirements related to fair value measurements.  Specifically, this ASU requires new disclosures relating to activity within Level 3 fair value measurements, as well as transfers in and out of Level 1 and Level 2 fair value measurements.  ASU 2010-06 also amends the existing disclosure requirements relating to valuation techniques used for fair value measurements and the level of disaggregation a reporting entity should include in fair value disclosures.   This update is effective for interim and annual reporting periods beginning after December 15, 2009 (Hewitt’s second quarter of fiscal 2010).  The Company adopted this ASU as of January 1, 2010.  Refer to Note 9 for additional information on fair value measurements.

4.              Acquisitions and Divestitures

The Company continually assesses strategic acquisitions to complement its current business or to expand related services.  The Company also continually assesses opportunities to streamline its current business and to focus on core offerings.  During fiscal 2010, 2009, and 2008, the Company completed the following acquisitions and divestitures:

2010 Acquisitions

On September 1, 2010, the Company acquired Ennis, Knupp and Associates, Inc. (“Ennis Knupp”), a provider of investment advisory services to large, complex institutional investors, for cash of $39.1 million.  The preliminary purchase price allocation resulted in the aggregate allocation of $13.2 million to goodwill, which was assigned to the Consulting segment.

On May 5, 2010, the Company acquired certain net assets of HRAdvance, Inc. (“HRAdvance”), a dependent eligibility audit and ongoing verification service firm, for cash of $11.2 million.  The preliminary purchase price allocation resulted in the aggregate allocation of $4.9 million to goodwill, which was assigned to the Benefits Outsourcing segment.

On March 3, 2010, the Company acquired Senior Educators Limited (“Senior Educators”), a Web-based retiree medical insurance exchange, for cash of $15.4 million.  The purchase price allocation resulted in the aggregate allocation of $10.9 million to goodwill, which was assigned to the Benefits Outsourcing segment.

These acquisitions are not considered to be material to the Company, individually or in the aggregate, and, therefore, pro forma information has not been presented.

2010 Divestiture

On January 28, 2010, the Company signed an agreement to divest a portion of its North America Executive Compensation (“EC”) consulting business focused on advising boards of directors.  The divestiture occurred in two phases.  Its operations are included in the Consulting segment.  This partial divestiture was in response to issues stemming from recent regulations promulgated by the SEC regarding the independence of consulting firms that provide EC services.  The first phase, which involved a select group of consultants leaving the Company to form Meridian Compensation Partners (“Meridian”), a fully independent EC services boutique, closed on January 28, 2010.  The second phase, which involved a second group of consultants leaving the Company to join Meridian, closed on September 30, 2010.  The Company received a promissory note in consideration for the divested business.

The Company recorded a pretax loss of $0.3 million in total from both phases of the transaction during fiscal 2010.

The Company has ongoing contractual obligations to provide the services previously provided by the divested businesses, has contracted with the buyers for those services, and continues to have direct cash flows with respect to such services.  Because of the Company’s continued direct cash flows related to these divested businesses, the related operations are not classified as discontinued operations.

2009 Acquisition

On June 30, 2009, the Company acquired the remaining shares of its former joint venture BodeHewitt AG & Co. KG (“BodeHewitt”), one of the leading pension and benefits consultancies in Germany.  The total purchase price of €62.5 million ($85.4 million at various dates) reflects the acquisition of 100% of BodeHewitt shares in stages over several years.  In June 2009, the Company paid €50 million ($70.4 million at June 30, 2009) in cash in exchange for the remaining 72.25% of outstanding shares of BodeHewitt.  The purchase price allocation resulted in the aggregate allocation of $59.8 million to goodwill, which was assigned to the Consulting segment.  The Company completed the purchase price allocation related to this acquisition during the third quarter of fiscal 2010.  The results of operations have been included in the consolidated statements of operations beginning with the Company’s fourth quarter of fiscal 2009.  Prior to this date, the Company accounted for its investment in BodeHewitt under the equity method of accounting.  This acquisition is not considered to be material to the Company, and, therefore, pro forma information has not been presented.

2009 Divestitures

In February 2009, the Company closed on the sale of the net assets and stock relating to its Latin America HR BPO business.  Additionally, in March 2009, the Company closed on the sale of the net assets relating to its HR BPO mobility services business.  Both divestitures were part of the Company’s continued efforts to streamline its HR BPO service offerings.  The Company recorded a pretax gain of $9.1 million primarily related to the recognition of cumulative currency translation adjustments during the quarter ended March 31, 2009 as a result of the sale of its Latin America HR BPO business.  The Company recorded a pretax gain of $0.3 million during the quarter ended March 31, 2009 as a result of the sale of its HR BPO mobility services business.

The Company has ongoing contractual obligations to provide the services previously provided by the divested businesses, has contracted with the buyers for those services, and continues to have direct cash flows with respect to such services.  Because of the Company’s continued direct cash flows related to these divested businesses, the related operations are not classified as discontinued operations.

2008 Acquisitions

During 2008, the Company acquired a leaves management business and two Talent and Organization Consulting businesses for cash at an aggregate cost of $134.1 million.  The purchase price allocations resulted in the aggregate allocation of $97.0 million to goodwill, of which $59.5 million was assigned to the Benefits Outsourcing segment and $37.5 million was assigned to the Consulting segment.

These acquisitions are not considered to be material to the Company, individually or in the aggregate, and, therefore, pro forma information has not been presented.

2008 Divestiture

On January 31, 2008, the Company sold the net assets of its Cyborg business (“Cyborg”).  Cyborg was acquired in 2003 and provided licensed, processed, and hosted payroll software services.  Its operations were included in the HR BPO segment.  The divestiture was a part of the Company’s efforts to streamline its HR outsourcing service offerings.  The Company recorded a pretax gain of $35.7 million during fiscal 2008 as a result of the sale.

The Company has ongoing contractual obligations to provide the services previously provided by the divested business, has contracted with the buyer for those services, and continues to have direct cash flows with respect to such services.  Because of the Company’s continued direct cash flows related to this divested business, the related operations are not classified as discontinued operations.

5.              Earnings Per Share

Basic earnings per share (“EPS”) is calculated by dividing net income by the weighted-average number of shares of common stock outstanding. Diluted EPS includes the components of basic EPS and also gives effect to dilutive common stock equivalents. Treasury stock is not considered outstanding for either basic or diluted EPS as weighted from the date the shares were placed into treasury.  For purposes of calculating basic and diluted EPS, vested restricted stock awards are considered outstanding.  Under the treasury stock method, diluted EPS reflects the potential dilution that could occur if securities or other instruments that are convertible into common stock were exercised or could result in the issuance of common stock.  Potentially dilutive common stock equivalents include unvested restricted stock units and unexercised stock options that are in-the-money.  Restricted stock unit awards generally vest 25 percent at each fiscal year-end following the grant date and are not considered outstanding in basic EPS until the vesting date.

The following table presents computations of basic and diluted EPS in accordance with U.S. GAAP (in thousands, except share and per share data):

	Year Ended September 30,
	2010	2009	2008
Net income as reported	$231,600	$265,125	$188,142

Weighted-average outstanding shares — basic	93,170,808	93,400,271	98,791,739

Incremental effect of dilutive common stock equivalents:
Unvested restricted stock awards	1,009,575	904,475	1,303,573
Unexercised stock options	1,290,216	1,085,280	1,872,704
Unexercised warrants	—	—	2,305
Weighted-average outstanding shares — diluted	95,470,599	95,390,026	101,970,321

Earnings per share — basic	$2.49	$2.84	$1.90
Earnings per share — diluted	$2.43	$2.78	$1.85

Debt securities convertible into 1,870,748 weighted-average shares of Class A common stock were outstanding in the year ended September 30, 2008, but were not included in the computation of diluted earnings per share because the effect of including the convertible debt securities would be antidilutive.  Of the outstanding stock options as of September 30, 2010, 2009, and 2008, 471,832, 740,614, and 54,244 weighted-average shares for each year, respectively, were not included in the computation of diluted earnings per share because the effect of including these shares would be antidilutive.

6.              Client Receivables and Unbilled Work in Process

Client receivables and unbilled work in process, net of allowances, at September 30, 2010 and 2009, consisted of the following (in thousands):

	2010	2009
Client receivables	$368,424	$319,419
Unbilled work in process	222,579	207,853
Total	$591,003	$527,272

The activity in the client receivable and unbilled work in process allowances for the years ended September 30, 2010 and 2009, consisted of the following (in thousands):

	2010	2009
Balance at beginning of year	$14,381	$18,029
Provision for uncollectible accounts	3,723	1,614
Write-offs	(3,522)	(4,864)
Acquisitions and divestitures	211	39
Effects of changes in foreign exchange rates	7	(437)
Balance at end of year	$14,800	$14,381

7.              Investments

At September 30, 2010, the Company’s short-term investments were comprised of $38.1 million of fixed-rate money market investments denominated in Indian rupees with a maturity greater than 90 days, and its long-term investments were comprised of $44.2 million in auction rate securities (“ARS”).

During February 2008, issues in the global credit and capital markets led to failed auctions with respect to the Company’s ARS.  Since February 2008, all of the Company’s outstanding ARS have been subject to failed auctions.  During fiscal 2010, $79.6 million of the Company’s ARS issues were called by the issuers at par, which includes $29.7 million redeemed pursuant to the terms of the put option discussed below.

In November 2008, the Company accepted an offer from UBS AG (“UBS”), one of its investment brokers, to sell auction rate securities at par value originally purchased from UBS at any time during a two-year period beginning June 30, 2010.  UBS also had the right to buy the ARS at par value from the Company at any time.  By accepting this put option, the Company demonstrated it had the intent to sell these ARS under the terms of the UBS offer.  At that time, the Company changed the classification of the UBS-brokered ARS from available-for-sale securities to trading securities.

On June 30, 2010, the Company exercised its put option and sold the remaining UBS ARS at par value of $29.7 million in accordance with the terms of this offer and received the related proceeds on July 1, 2010. The realized gain from the sale of the UBS ARS was offset by the decrease in fair value of the put option to zero.  The total impact of the put option and changes in the fair value of the UBS-brokered ARS during fiscal 2010 was not material to the Company’s consolidated statements of operations.

At September 30, 2010, the Company’s remaining ARS portfolio, with a par value of $46.6 million, had a fair value of $44.2 million.  In the absence of observable market data, the Company used a discounted cash flow model to determine the estimated fair value of its ARS at September 30, 2010.  Refer to Note 9 for additional information on the fair value measurement process for the Company’s ARS.

The total unrealized loss recorded in accumulated other comprehensive (loss) income, net, related to available-for-sale securities was $2.3 million ($1.4 million net of tax) and $4.6 million ($2.8 million net of tax) as of September 30, 2010 and 2009, respectively.

Below is a reconciliation of the par value and estimated fair value of the Company’s auction rate securities for the year ended September 30, 2010 (in thousands):

	Trading		Available-For-Sale
	UBS-Brokered ARS		Non-UBS-Brokered ARS		Total ARS
	Par Value	Estimated Fair Value	Par Value	Estimated Fair Value	Par Value	Estimated Fair Value
Balance at October 1, 2009	$67,150	$60,994	$59,000	$54,442	$126,150	$115,436
Sold during the period	(67,150)	(67,150)	(12,450)	(12,450)	(79,600)	(79,600)
Change in unrealized loss included in other comprehensive income	—	—	—	2,248	—	2,248
Gains included in earnings (1)	—	6,156	—	—	—	6,156
Balance at September 30, 2010	$—	$—	$46,550	$44,240	$46,550	$44,240

(1)          Gains are recorded in other (expense) income, net within the consolidated statements of operations.

Based on the contractual maturities of the available-for-sale ARS as of September 30, 2010, the par values of the securities were due after ten years.

As of September 30, 2010, 99.7% of the Company’s ARS portfolio was comprised of federally insured, student loan-backed securities, and 85.1% of the Company’s ARS portfolio was comprised of Aaa/AAA/AAA rated investments by Moody’s, S&P, and Fitch, respectively.

The impairment of the available-for-sale ARS portfolio is considered to be temporary because the Company does not have the intent to sell, nor is it more-likely-than-not that the Company will be required to sell, any of its available-for-

sale ARS before recovery of its cost basis, and because there has been no significant deterioration in the creditworthiness of the underlying issuers.  However, the Company will reassess this conclusion in future reporting periods based on several factors, including possible failure of the investments to be redeemed, potential deterioration of the credit ratings of the investments, market risk, the Company’s continued intent to not sell any of the available-for-sale ARS before recovery of its cost basis and other factors.  Such a reassessment may result in a conclusion that these investments are other-than-temporarily impaired.  If it is determined that the fair value of these securities is other-than-temporarily impaired, the Company would record a loss in its consolidated statements of operations.

8.              Derivative Instruments

In the normal course of business, the Company is exposed to the impact of foreign currency fluctuations and interest rate changes. The Company manages a portion of these risks by using derivative instruments to reduce the effects of changes in foreign currency exchange rates and interest rates on its operating results and cash flows.

As a result of the use of derivative instruments, the Company is exposed to the risk that counterparties to derivative contracts will fail to meet their contractual obligations. To mitigate the counterparty credit risk, the Company has a policy of only entering into contracts with carefully selected major financial institutions based upon their credit ratings and other factors.  The Company also continually assesses the creditworthiness of counterparties.

In its hedging programs, the Company uses forward contracts and interest rate swaps. The Company does not use derivatives for trading or speculative purposes.  A brief description of the Company’s hedging programs is as follows.

Currency Hedging

The Company has a substantial operation in India for the development and deployment of technology solutions as well as for client and business support activities. The Company utilizes a foreign currency risk management program involving the use of foreign currency derivatives to hedge up to 75% of the Indian rupee (“INR”) exposure.  The Company uses cash flow hedges to hedge forecasted transactions with its India operations. The Company enters into non-deliverable forward exchange contracts as hedges of anticipated cash flows denominated in Indian rupees. These contracts protect against the risk that the eventual cash flows resulting from such transactions will be adversely affected by changes in exchange rates between the U.S. dollar and the Indian rupee.

Interest Rate Risk Management

In August 2008, the Company entered into a loan agreement that provided for a senior unsecured term loan in the amount of $270.0 million (the “Term Loan”).  The Term Loan initially accrued interest at a margin of 150 basis points over LIBOR and scheduled to mature on August 8, 2013, without amortization.  The Company was exposed to interest rate risk from this long-term, variable-rate debt.  The Company used cash flow hedges to hedge future interest payments on the Term Loan.  The Company entered into interest rate swaps to partially convert this variable rate exposure into fixed rate.  As of March 31, 2009, the Company had swapped $270.0 million of the Term Loan for the first three years, $185.0 million for the fourth year, and $100.0 million for the fifth year.  Only the variable LIBOR component of the Term Loan was swapped to fixed rate. These contracts protected against the risk that the eventual cash flows resulting from such transactions would be adversely affected by changes in interest rates.  On September 30, 2010, the Company repaid the entire balance of the Term Loan in connection with the Aon acquisition (see Note 2).  Accordingly, the hedges related to the Term Loan were terminated resulting in a loss of $12.8 million as of September 30, 2010, which was recorded as a charge to interest expense.

All derivatives are recognized in the balance sheet at fair value.  Fair values for the Company’s derivative financial instruments are based on quoted market prices of comparable instruments or, if none are available, on pricing models or formulas using current assumptions.  Changes in the fair value of derivatives that are highly effective are recorded in other comprehensive (loss) income, net, until the underlying transactions occur.  Realized gains or losses resulting from the cash flow hedges are recognized together with the hedged transaction in the consolidated statement of operations.  The effectiveness of the cash flow hedges is evaluated on a quarterly basis.  If a cash flow hedge is no longer highly effective, the unrealized gains or losses for the ineffective portion are recognized in other income (expense), net, in the consolidated statements of operations.  At the inception date, the Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking various hedging activities.  This process includes matching all derivatives that are designated as cash flow hedges to specific forecasted transactions.  The Company also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of hedged items.  At September 30, 2010, all hedges were determined to be highly effective.

The following table summarizes the fair value of derivative instruments and their respective balance sheet classifications at September 30, 2010 and 2009, respectively (in thousands):

	As of September 30, 2010
	Asset Derivatives	Liability Derivatives
Derivatives designated as hedging instruments:
Foreign exchange contracts (1)	$5,000	$1,203
Interest rate contracts (1)	—	—
Total derivatives designated as hedging instruments	$5,000	$1,203
Total derivatives	$5,000	$1,203

	As of September 30, 2009
	Asset Derivatives	Liability Derivatives
Derivatives designated as hedging instruments:
Foreign exchange contracts (1)	$5,492	$—
Interest rate contracts (1)	618	9,684
Total derivatives designated as hedging instruments	$6,110	$9,684
Total derivatives	$6,110	$9,684

(1)          Asset derivatives are classified within prepaid expenses and other current assets in the consolidated balance sheets.  Liability derivatives are classified within accrued expenses in the consolidated balance sheets.

The following table summarizes the effect of derivatives instruments that are in cash flow hedging relationships on the consolidated statements of operations for the year ended September 30, 2010 and 2009 (in thousands):

	Amount of Gain (Loss) Recognized in Other Comprehensive Income (“OCI”) on Derivatives (effective portion)		Amount of Gain (Loss) Reclassified from Accumulated OCI into Income (effective portion)
	2010	2009	2010	2009
Foreign exchange contracts(1)	$7,054	$3,701	$8,749	$(10,901)
Interest rate contracts(2)	(3,715)	(7,793)	(12,781)	n/a
Total	$3,339	$(4,092)	$(4,032)	$(10,901)

(1)          Gain (loss) reclassified from accumulated OCI into income (effective portion) is included in compensation and related expenses in the consolidated statements of operations.

(2)          Loss reclassified from accumulated OCI into income (effective portion) is included in interest expense in the consolidated statements of operations.

At September 30, 2010, the notional value of the derivatives related to outstanding non-deliverable Indian rupee forward contracts maturing by September 2012 was $147.5 million (INR 7.1 billion).  The estimated net amount of gains and losses at September 30, 2010 that is expected to be reclassified from accumulated other comprehensive (loss) income into income within the next twelve months is a net gain of approximately $4.4 million.

During the third quarter of fiscal 2009, the Company also used derivative instruments to hedge certain cash transactions to reduce the effects of changes in foreign currency exchange rates.  These derivatives, which were settled during the third quarter of fiscal 2009, did not qualify for hedge accounting.  The Company recorded a gain of $1.9 million related to these derivatives which was recorded to other (expense) income, net, in the consolidated statements of operations.

9.              Fair Value Measurements

ASC 820 establishes a framework for measuring fair value, clarifies the definition of fair value within that framework, and expands disclosures about the use of fair value measurements.  ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability (i.e., an exit price) in an orderly transaction between market participants at the measurement date.  A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability.

ASC 820 specifies a hierarchy of valuation techniques based upon whether the inputs to those valuation techniques reflect assumptions that other market participants would use based upon market data obtained from independent sources (observable inputs) or reflect the Company’s own assumptions of market participant valuation (unobservable inputs).  Valuation techniques used to measure fair value under ASC 820 must maximize the use of observable inputs and minimize the use of unobservable inputs.  ASC 820 establishes a fair value hierarchy that prioritizes the use of inputs used in valuation techniques into the following three levels:

•                  Level 1 – Quoted prices in active markets that are unadjusted and accessible at the measurement date for identical, unrestricted assets or liabilities;

•                  Level 2 – Quoted prices for identical assets and liabilities in markets that are not active, quoted prices for similar assets and liabilities in active markets or financial instruments for which significant inputs are observable, either directly or indirectly; and

•                  Level 3 – Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

When available, the Company uses unadjusted quoted market prices to measure fair value and classifies such items within Level 1.  If quoted market prices are not available, fair value is based upon internally developed models that use, where possible, current market-based or independently sourced market parameters such as interest rates and currency rates.  Items valued using internally generated models are classified according to the lowest level input or value driver that is significant to the valuation.  Thus, an item may be classified in Level 3 even though there may be inputs that are readily observable.  If quoted market prices are not available, the valuation model used depends on the specific asset or liability being valued.

Pursuant to ASC 825, Financial Instruments, the Company elected to measure and report a put option relating to its ARS at fair value in order to account for the put option on the same basis (measured at fair value through earnings) as the associated asset (the ARS).  The put option was exercised on June 30, 2010.  Refer to Note 7 for more information.

The following table represents the Company’s fair value hierarchy for its financial assets and liabilities measured at fair value on a recurring basis as of September 30, 2010 (in thousands):

	Fair Value Measurements at Reporting Date Using:
	Level 1	Level 2	Level 3	Total
Assets:
Cash, commercial paper, and money market funds	$543,612	$—	$—	$543,612
Auction-rate securities	—	—	44,240	44,240
Other short-term investments	38,140	—	—	38,140
Derivative assets	—	5,000	—	5,000
Total assets	$581,752	$5,000	$44,240	$630,992

Liabilities:
Derivative liabilities	$—	$1,203	$—	$1,203
Total liabilities	$—	$1,203	$—	$1,203

Amounts included in:
Cash and cash equivalents	$532,727	$—	$—	$532,727
Prepaid expenses and other current assets	10,885	5,000	—	15,885
Short-term investments	38,140	—	—	38,140
Long-term investments	—	—	44,240	44,240
Accrued expenses	—	(1,203)	—	(1,203)
Total	$581,752	$3,797	$44,240	$629,789

Level 2 assets and liabilities consist of derivative instruments used to reduce the effects of changes in foreign currency exchange rates on the Company’s operating results and cash flows.  All derivatives are recognized in the balance sheet at fair value.  Fair values for the Company’s derivative financial instruments are based on quoted market prices of comparable instruments or, if none are available, on pricing models or formulas using current assumptions.

Level 3 assets consist of available-for-sale ARS classified as long-term investments as of September 30, 2010.  In the absence of observable market data, the Company used a discounted cash flow model to determine the estimated fair value of its ARS.

The assumptions used in the preparation of the discounted cash flow model related to long-term investments were based on data available as of September 30, 2010, and include estimates of interest rates, timing and amount of cash flows, credit and liquidity premiums, and expected holding periods of the ARS.  These assumptions will be subject to change as the underlying data changes and market conditions evolve.  The assumed interest income yields for the Company’s ARS used in the discounted cash flow model were based on the yields provided for in the prospectus of each of the Company’s ARS issues, factoring in the forward yield curve.  The assumed discount rate used in the discounted cash flow model was based on the implied spreads on recent student loan issues and included an illiquidity factor, which reflects the illiquidity in the ARS market.  The assumed discount period used in the discounted cash flow model was determined by assigning a set of probabilities based on how the Company views its ARS to be liquidated, and included the current pace of redemptions at par and the average term that students take to repay related student loans.

A one percentage point change on the interest income yields would impact the fair value of the ARS holdings by approximately $6.0 million.  A one percentage point change on the discount rate used for valuing the ARS holdings would impact the fair value by approximately $1.3 million.

Refer to Note 7 for additional information on the Company’s ARS.

The following table provides a reconciliation of the beginning and ending balances for the assets measured at fair value using significant unobservable inputs (Level 3) (in thousands):

	Fair Value Measurements at Reporting Date Using Significant Unobservable Inputs (Level 3)
	Auction rate securities	Put option	Total
Balance at October 1, 2009	$115,436	$6,138	$121,574
Sold during the period	(79,600)	—	(79,600)
Change in unrealized loss included in other comprehensive income	2,248	—	2,248
(Losses) gains included in earnings (1)	6,156	(6,138)	18
Balance at September 30, 2010	$44,240	$—	$44,240

(1)          Gains (losses) are recorded in other (expense) income, net, within the consolidated statements of operations.

As discussed in Note 11, the Company recorded a pretax non-cash goodwill impairment charge of $17.0 million ($10.6 million net of tax) during fiscal 2010.  The goodwill impairment charge was a result of comparing the estimated fair value of the reporting unit to its carrying value.  The fair value of the reporting unit was estimated using the expected present value of future cash flows, and included estimates, judgments, and assumptions that management believes were appropriate in the circumstances.  The estimates and judgments that most significantly affected the fair value calculations were assumptions related to revenue growth, expense levels, and discount rates.  The fair value of the reporting unit impacted by the goodwill impairment charge is considered a non-recurring Level 3 fair value measurement.

As discussed in Note 16, during fiscal 2010, the Company recorded an expense of $5.6 million related to the exit and consolidation of facilities in the United States and the United Kingdom and an expense of $5.2 million related to updated sublease rental assumptions used to determine the fair value of the liabilities incurred to exit certain facilities.  The fair values of expected lease obligations for these vacated facilities are considered non-recurring Level 3 fair value measurements.  Refer to Note 16 for additional information on the Company’s real estate restructuring activities.

During fiscal 2010, the Company recorded a pretax non-cash asset impairment charge of $4.6 million related to internally developed capitalized software. The Company determined that it was no longer probable that the software would be completed and placed in service.  As a result, the software has a fair value of zero.  The net charge of $4.6 million was recorded as a component of operating expenses in the accompanying consolidated statements of operations and related to the Consulting segment.  This software impairment is a non-recurring Level 3 fair value measurement.

As discussed in Note 4, the Company received a promissory note for the sale of a divested business during fiscal 2010.  The fair value of the promissory note of $3.7 million, recorded in other non-current assets, was determined using a discounted cash flow model. The assumptions used in the preparation of the discounted cash flow model related to the promissory note received for the sale of a divested business were based on data available as of September 30, 2010, and include estimates of interest rates, timing, and amount of cash flows.  The estimates and judgments that most significantly affected the fair value calculations were assumptions related to discount rates.  The fair value of the promissory note received for the sale of a divested business is considered a non-recurring Level 3 fair value measurement.

10.  Property and Equipment

As of September 30, 2010 and 2009, net property and equipment, which includes assets under capital leases, consisted of the following (in thousands):

	2010	2009
Property and equipment:
Buildings	$89,622	$89,594
Capitalized software	480,444	396,845
Computer equipment	313,590	290,749
Telecommunications equipment	156,865	138,690
Furniture and equipment	139,841	153,707
Leasehold improvements	180,747	179,842
Total property and equipment	1,361,109	1,249,427
Less accumulated depreciation and amortization	(956,887)	(865,173)
Balance at end of year	$404,222	$384,254

As of September 30, 2010 and 2009, the cost of assets under capital leases was $108.6 million and $108.8 million, respectively, and related accumulated depreciation was $56.4 million and $46.5 million, respectively.

Long-lived assets with definite useful lives are depreciated or amortized over their estimated useful lives and are tested for impairment whenever indicators of impairment arise.

During the years ended September 30, 2010, 2009, and 2008, the Company evaluated certain long-lived assets for impairment.  For the years ended September 30, 2010, 2009, and 2008, the Company recorded $4.6 million, zero, and $1.0 million, respectively, of non-cash charges related to the impairment of capitalized software, shown within goodwill and asset impairment in the accompanying consolidated statements of operations, which were recorded as a decrease to the gross carrying value of the asset.  Fiscal 2010 impairment charges were recorded within the Consulting segment results and related to the Company’s determination that it was no longer probable that certain internally developed software would be completed and placed in service.  As a result, the software has a fair value of zero.  Fiscal 2008 impairment charges were recorded within the HR BPO segment results and were primarily due to lower than expected utilization of certain assets.  Fair value was calculated using estimated discounted future cash flow projections.

For the years ended September 30, 2010, 2009, and 2008, the Company recognized depreciation and amortization expense on its property and equipment, which includes assets under capital leases, of $113.8 million, $113.3 million, and $117.0 million, respectively.

11.  Goodwill and Other Intangible Assets

The following is a summary of changes in the carrying amount of goodwill for the years ended September 30, 2010 and 2009 (in thousands):

	Benefits
	Outsourcing	Consulting	Total
Balance at September 30, 2008	$88,005	$276,136	$364,141
Additions	—	57,974	57,974
Adjustment and reclassifications	12,621	843	13,464
Effect of changes in foreign exchange rates	192	(23,026)	(22,834)
Balance at September 30, 2009	$100,818	$311,927	$412,745
Additions	15,774	13,179	28,953
Impairment	—	(17,026)	(17,026)
Allocation to divested business	—	(5,539)	(5,539)
Adjustment and reclassifications	(4,765)	(601)	(5,366)
Effect of changes in foreign exchange rates	(578)	(7,076)	(7,654)
Balance at September 30, 2010	$111,249	$294,864	$406,113

The Company tests goodwill for impairment annually and whenever indicators of impairment arise.  During the fourth quarter of fiscal 2009 and 2010, the Company performed its annual impairment review of goodwill.  This review resulted in no impairment of goodwill during fiscal 2009 and 2010 as a result of its annual review.

As discussed in Note 4, during fiscal 2010, the Company completed a two-phased divestiture of a portion of its North America EC Consulting business focused on advising boards of directors.  As a result, the Company allocated goodwill between the portion of the reporting unit retained and the portion of the reporting unit disposed of, based on their relative fair values on January 28, 2010, and also on September 30, 2010.  The fair values of the portion of the reporting unit retained and the portion of the reporting unit disposed of were estimated using the expected present value of future cash flows and included estimates, judgments, and assumptions that management believes were appropriate in the circumstances.  The estimates and judgments that most significantly affected the fair value calculations were assumptions related to revenue growth, compensation levels, and discount rates.  The allocation of goodwill resulted in $5.5 million of goodwill assigned to the portion of the reporting unit disposed of in both the first and second phase of the divestiture.

As a result of this two-phased partial divestiture, the Company was required to test the reporting unit impacted by the partial divestiture for impairment as of January 28, 2010 and also as of September 30, 2010, pursuant to ASC 350, Intangibles—Goodwill and Other.  These goodwill impairment tests were based upon a comparison of the estimated fair value of the reporting unit to its carrying value.  The January 28, 2010, interim analysis resulted in a pretax non-cash impairment charge of $17.0 million ($10.6 million net of tax) related to the Consulting segment recorded as a component of operating expenses in the accompanying consolidated statements of operations.  The September 30, 2010, interim analysis resulted in no goodwill impairment.

Additions, adjustments, and reclassifications of goodwill for the years ended September 30, 2010 and 2009, related to the following acquisitions (see Note 4 for additional information on acquisitions):

2010 Acquisitions

The Company acquired Ennis Knupp, HRAdvance and Senior Educators during fiscal 2010.  The Company assigned $13.2 million of aggregate goodwill to the Consulting segment related to the Ennis Knupp acquisition and $15.8 million of aggregate goodwill to the Benefits Outsourcing segment related to the HRAdvance and Senior Educators acquisitions.

2009 Acquisition

The Company acquired the remaining shares of its former joint venture, BodeHewitt AG & Co. KG (“BodeHewitt”) during the third quarter of fiscal 2009.  The preliminary purchase price allocation resulted in the aggregate addition of $57.3 million to goodwill as of September 30, 2009, which was assigned to the Consulting segment.  This amount is reflected as an addition to goodwill during the year ended September 30, 2009.  The Company finalized the opening balance sheet related to this acquisition during fiscal 2010 and recorded adjustments to reduce goodwill in the amount of $2.5 million during the year ended September 30, 2010.

2008 Acquisitions

The Company acquired two Talent and Organization Consulting businesses during fiscal 2008 and recorded preliminary aggregate goodwill of $36.9 million to the Consulting segment.  This amount is reflected as an addition to goodwill during the year ended September 30, 2008.  The Company finalized the opening balance sheets related to these acquisitions during fiscal 2009 and recorded adjustments to goodwill of $0.6 million during the year ended September 30, 2009.

The Company also acquired a leaves management business during fiscal 2008 and recorded preliminary goodwill of $46.9 million to the Benefits Outsourcing segment.  This amount is reflected as an addition to goodwill during the year ended September 30, 2008.  The Company finalized the opening balance sheet related to this acquisition during fiscal 2009 and recorded adjustments to goodwill of $12.6 million during the year ended September 30, 2009.  The Company negotiated a reduction in purchase price related to this acquisition during fiscal 2010 and recovered funds held in escrow.  The purchase price reduction was recorded as an adjustment to Benefits Outsourcing goodwill during the year ended September 30, 2010.

Other

The Company recorded the additional purchase price of a fiscal 2006 acquisition as an addition to Consulting goodwill during the year ended September 30, 2009.  The purchase price was subject to certain contingent payments held as restricted cash, if the acquired entity achieved specific operating targets.  The restricted cash was paid out under the terms of an escrow agreement on October 30, 2008, upon achievement of the targets.  The Company also recorded adjustments and reclassifications of Consulting goodwill during fiscal years 2009 and 2010 related to adjustments to tax benefits relating to prior-year acquisitions within the Consulting segment.

The following is a summary of definite-lived intangible assets at September 30, 2010 and 2009 (in thousands):

	September 30, 2010			September 30, 2009
	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Customer relationships	$269,269	$113,476	$155,793	$260,664	$97,887	$162,777
Core technology	54,039	27,022	27,017	48,551	21,310	27,241
Trademarks and tradenames	13,158	4,894	8,264	5,371	3,910	1,461
Total	$336,466	$145,392	$191,074	$314,586	$123,107	$191,479

Amortization expense related to the definite-lived intangible assets for the years ended September 30, 2010, 2009, and 2008, was as follows (in thousands):

	2010	2009	2008
Customer relationships	$15,251	$14,858	$25,808
Core technology	5,675	3,955	3,293
Trademarks and tradenames	981	1,532	780
Total	$21,907	$20,345	$29,881

Applying foreign exchange rates at September 30, 2010, estimated amortization expense related to the intangible assets at September 30, 2010, for each of the years in the five-year period ending September 30, 2015, and thereafter is projected to be as follows (in thousands):

Total
Fiscal year ending:
2011	$23,993
2012	23,348
2013	22,989
2014	22,861
2015	18,500
2016 and thereafter	79,383
Total	$191,074

As of September 30, 2010, the weighted-average remaining useful life of customer relationships, core technology, and trademarks, and tradenames is 13 years, 5 years, and 6 years, respectively.

During the years ended September 30, 2010, 2009, and 2008, the Company evaluated certain intangible assets for impairment.  The Company recorded non-cash charges of zero, $0.2 million, and $0.8 million in 2010, 2009, and 2008, respectively, shown within goodwill and asset impairment in the accompanying consolidated statements of operations, which were recorded as a decrease to the carrying value of the asset.  The impairment charges in fiscal 2009 and 2008 were recorded to the HR BPO segment, related to customer relationships and were primarily due to lower than expected future cash flows.  Fair value was determined using an estimated discounted cash flow analysis.

12.  Other Non-Current Assets, Net

As of September 30, 2010 and 2009, other non-current assets, net, consisted of the following (in thousands):

	2010	2009
Other non-current assets, net:
Long-term portion of prepaid service costs	$10,389	$13,065
Income tax receivable	5,455	13,118
Long-term note receivable, net	3,688	1,300
Investments in affiliated companies	1,477	2,978
Long-term unbilled work in process	1,027	144
Prepaid pension assets	687	930
Other non-current assets, net	$22,723	$31,535

The Company has several prepaid long-term contracts for maintenance on computer software systems.  Services and expense related to these long-term prepaid maintenance contracts are received and recognized over the contractual period.

Investments in less than 50%-owned affiliated companies over which the Company has the ability to exercise significant influence, but lacks control, are accounted for using the equity method of accounting.

13.  Short-Term Debt

The Company did not have any short-term debt outstanding as of September 30, 2010 and 2009.

Unsecured lines of credit

On October 9, 2009, the Company replaced a five-year $200.0 million credit facility with a three-year $250.0 million credit facility with a multi-bank syndicate. This credit facility contained a $25.0 million sub-limit for the issuance of letters of credit.  Borrowings under this facility accrued interest at LIBOR plus 200-300 basis points or a base rate plus 100-200 basis points. Borrowings were repayable at expiration of the facility on October 9, 2012, and quarterly commitment fees ranging from 30-50 basis points were charged under the credit facility.  The Company terminated this credit facility on September 30, 2010, in connection with the Aon acquisition (see Note 2).At September 30, 2009, there were no borrowings outstanding against the five-year $200.0 million facility, and the letters of credit secured by this facility were $10.9 million.

Hewitt Bacon & Woodrow Ltd., the Company’s U.K. subsidiary, had an unsecured British pound sterling line of credit.  In July 2005, the line of credit was amended and extended to allow for borrowings up to £5.0 million until the expiration of the facility on July 31, 2006, which had been extended several times, most recently through September 30, 2010. The interest rate for this line of credit was the U.K. base rate plus 180 basis points.  As of September 30, 2009, the interest rate on the line of credit was 2.3%, and there was no outstanding balance.  The Company terminated this line of credit on September 30, 2010, in connection with the Aon acquisition (see Note 2).

The Company has a contract with a lender to guarantee borrowings of its subsidiaries up to $20.5 million in multiple currency loans and letters of credit, as well as bank guarantees up to $2.9 million in multiple currencies. There is no fixed termination date on this contract.  This contract allows the Company’s foreign subsidiaries to secure financing at rates based on the Company’s creditworthiness.  The contract provides for borrowings at LIBOR plus 75 basis points and is payable upon demand.  As of September 30, 2010 and 2009, there were no borrowings outstanding under this contract and bank guarantees were $2.9 million.

The Company has overdraft facilities and letters of credit of $3.1 million available in Europe. There are no fixed termination dates for these contracts. As of September 30, 2010 and 2009, there were no borrowings outstanding against these facilities, and letters of credit secured under these facilities were zero and $0.8 million, respectively.

14.  Debt

Debt at September 30, 2010 and 2009, consisted of the following (in thousands):

	2010	2009
Unsecured senior term loan	$—	$270,000
Unsecured senior term notes	259,000	276,000
Term loan credit facility	—	26,631
Capital lease obligations	73,117	82,161
Other debt	127	51
Subtotal	332,244	654,843
Current portion of long-term debt and capital lease obligations	32,273	36,282
Debt and capital lease obligations, less current portion	$299,971	$618,561

The principal portion of long-term debt, excluding capital lease obligations, at September 30, 2010, becomes due as follows (in thousands):

Total
Fiscal year ending:
2011	$22,024
2012	7,055
2013	24
2014	24
2015	175,000
2016 and thereafter	55,000
Total	$259,127

Various debt agreements call for the maintenance of specified financial ratios, among other restrictions.  At September 30, 2010 and 2009, the Company was in compliance with all debt covenants.

Unsecured senior term loan

On August 8, 2008, the Company entered into a loan agreement that provided for a senior unsecured term loan in the amount of $270.0 million (the “Term Loan”).  The Term Loan initially accrued interest at a margin of 150 basis points over LIBOR which would change depending on the leverage ratio of the Company. The Term Loan was scheduled to mature on August 8, 2013, without amortization. The Company had the option to prepay the Term Loan in whole or in part at any time without penalty subject to certain conditions. The loan agreement included leverage ratio and interest coverage ratio covenants.  On September 30, 2010, the Company repaid the entire balance of the Term Loan in connection with the Aon acquisition (see Note 2).

The Company was exposed to interest rate risk from this long-term, variable rate debt.  The Company used cash flow hedges to hedge future interest payments on the Term Loan.  The Company entered into interest rate swaps to partially convert this variable rate exposure into fixed rate.  As of March 31, 2009, the Company had swapped $270.0 million of the Term Loan for the first three years, $185.0 million for the fourth year, and $100.0 million for the fifth year.  Only the variable LIBOR piece of the Term Loan was swapped to fixed rate. These contracts protected against the risk that the eventual cash flows resulting from such transactions would be adversely affected by changes in interest rates.    Accordingly, the hedges related to the Term Loan were terminated on September 30, 2010, at a cost of $12.8 million that was recorded to interest expense.  Refer to Note 8 for additional information on derivative instruments.

Unsecured senior term notes

On August 21, 2008, the Company issued and sold $230.0 million aggregate principal amount of privately placed senior unsecured notes (the “Notes”), consisting of (a) $175.0 million of 6.57% Series F Senior Notes due August 21, 2015 and (b) $55.0 million of 6.98% Series G Senior Notes due August 21, 2018.  Interest is payable semi-annually in arrears.  Subject to certain conditions, the Company may, at its option, prepay all or part of the Notes at any time with a make-whole adjustment.  The note purchase agreement includes leverage ratio and interest coverage ratio covenants.  In the event of a default by the Company under the note purchase agreement, any outstanding obligations under the note purchase agreement may become due and payable immediately.

The Company also has outstanding unsecured senior term notes in the amount of $29.0 million issued between March 30, 2000 and October 16, 2000.  Subject to certain conditions, the Company may, at its option, prepay all or part of the notes at any time with a make-whole adjustment.  These notes were issued to various financial institutions. The terms and balances of the unsecured senior term notes are as follows (in thousands):

Terms	Balance at Issuance	Interest Rate	September 30, 2010	September 30, 2009
Issued July 7, 2000, repayable on June 30, 2010	$10,000	8.11%	$-	$10,000
Issued on October 16, 2000, repayable on October 15, 2010	15,000	7.90%	15,000	15,000
Issued on March 30, 2000, repayable in five annual installments beginning March 2008 through March 2012	35,000	8.08%	14,000	21,000
Issued on August 21, 2008, repayable on August 21, 2015	175,000	6.57%	175,000	175,000
Issued on August 21, 2008, repayable on August 21, 2018	55,000	6.98%	55,000	55,000
Total	$290,000		$259,000	$276,000

Term loan credit facility

On December 22, 2004, Hewitt Bacon & Woodrow Ltd. entered into a £6.0 million term loan credit facility agreement, which was repayable in 24 quarterly installments through December 2010 and accrued interest at LIBOR plus 80 basis points. On March 26, 2008, the Company replaced the term loan credit facility agreement and increased the amount to £23.8 million, which was repayable in 20 quarterly installments through March 26, 2013, and accrued interest at LIBOR plus 50 basis points.  At September 30, 2009, the outstanding balance of the term loan was £16.6 million or $26.6 million, and accrued interest at 1.2%.  The Company terminated this line of credit on September 30, 2010, in connection with the Aon acquisition (see Note 2).

Other debt

Other debt outstanding at September 30, 2010, totaled $0.1 million related to a note payable to a former shareholder of an acquired company and also pursuant to local banking relationships.  Other debt outstanding at September 30, 2009, totaled $0.1 million pursuant to local banking relationships.

15.       Lease Agreements

The Company has obligations under long-term, non-cancelable lease agreements, principally for office space, furniture, and equipment, with terms ranging from one to twenty years.  At September 30, 2010 and 2009, all leases were with third-parties.

Capital leases

Capital lease obligations at September 30, 2010 and 2009, consisted of the following (in thousands):

	2010	2009
Building capital leases	$56,646	$62,383
Computer and telecommunications equipment capital leases	16,471	19,778
	73,117	82,161
Current portion	10,249	11,650
Capital lease obligations, less current portion	$62,868	$70,511

The following is a schedule of minimum future rental payments required as of September 30, 2010, under capital leases which have an initial or remaining non-cancelable lease term in excess of one year (in thousands):

Fiscal year ending:	Principal	Interest	Total
2011	$10,249	$4,395	$14,644
2012	10,934	3,774	14,708
2013	11,737	3,108	14,845
2014	12,673	2,383	15,056
2015	10,212	1,638	11,850
2016 and thereafter	17,312	1,089	18,401
Total minimum lease payments	$73,117	$16,387	$89,504

Building capital leases

The Norwalk, Connecticut, and Newport Beach, California, capital leases are payable in monthly installments at 7.3% interest and expire in April 2017 and May 2017, respectively.  The leases provide for stepped rents over the lease term with the option for two renewal terms of five years each.  The capitalized leases and the related capital lease obligations were recorded at lease inception, and the capitalized lease assets are being amortized over the remaining lease term on a straight-line basis. The terms of the Norwalk lease also provide the Company with a right of first refusal if the landlord receives an offer for the sale of the building.  In April 2007, the Company entered into a sublease agreement for the Norwalk lease.  Minimum sublease rentals expected to be received in the future under the sublease are $18.6 million at September 30, 2010.

Computer and telecommunications equipment capital leases

During fiscal 2009, the Company entered into a capitalized lease agreement in the amount of $6.0 million related to computer hardware equipment.  The agreement calls for payments over five years in monthly installments, at an interest rate of 2.8%, beginning in October 2009.

During fiscal 2008, the Company entered into a capitalized lease agreement in the amount of $13.3 million related to voice over internet protocol equipment.  The agreement, which was finalized in fiscal 2010, calls for payments over five years in monthly installments, at an interest rate of 3.4%, beginning in January 2010.

The Company’s computer and other telecommunications equipment installment notes and capitalized leases are secured by the related equipment and are typically payable over three to five years in monthly or quarterly installments at an interest rate of 5.0%.

Operating leases

The Company also has various third-party operating leases for office space, furniture, and equipment with terms ranging from one to twenty years.  The Company has various office leases that grant a free rent period and have escalating rents.  Certain office leases include landlord incentives for leasehold improvements.  Landlord incentives are recognized as a reduction to rental expense over the term of the lease.  The accompanying consolidated statements of operations include rent expense on a straight-line basis, recognized over the term of the leases.  The difference between straight-line basis rent and the amount paid has been recorded as accrued lease obligations within accrued expenses in the consolidated balance sheets.

The following is a schedule of minimum future rental commitments as of September 30, 2010, under operating leases with an initial or remaining non-cancelable lease term in excess of one year (in thousands):

Fiscal year ending:	Total
2011	$87,673
2012	81,385
2013	74,795
2014	67,593
2015	54,680
2016 and thereafter	150,510
Total minimum lease payments	516,636
Less: anticipated future sublease receipts	(23,151)
Total minimum lease payments, less anticipated future sublease receipts	$493,485

Total rental expense for operating leases amounted to $82.8 million, $86.0 million, and $129.5 million in 2010, 2009, and 2008, respectively.

16.       Restructuring Activities

During the third quarter of fiscal 2007 and throughout fiscal 2008, 2009, and 2010, the Company recorded charges related to the exit and consolidation of facilities in the U.S. and international locations.  These charges consisted of the recognition of the fair value of expected lease obligations for vacated facilities, lease termination and cancellation penalties and the reversal of prepaid and accrued rents.  The charges also included adjustments to the fair value of expected lease obligations for vacated facilities related to an update of sublease assumptions.  The significant assumptions used in computing the fair value of expected lease obligations for vacated facilities include estimates of the timing and amounts of sublease receipts related to the vacated facilities as well as prevailing discount rates.  Refer to Note 9 for additional information on fair value measurements.

The following table summarizes the activity in the restructuring reserves for the years ended September 30, 2010 and 2009 (in thousands) which are recorded in accrued expenses and other-non current liabilities in the consolidated balance sheets:

	2010	2009

Balance at beginning of year	$52,207	$51,203
Additions	6,031	7,992
Payments, net	(13,915)	(12,810)
Adjustments	6,437	5,822
Balance at end of year	$50,760	$52,207

Fiscal 2010 activity

During the third quarter of fiscal 2010, the Company recorded expense of $5.6 million related to the exit and consolidation of facilities in the United States and the United Kingdom.  The charges consisted of the recognition of the fair value of expected lease obligations for these exited facilities.  The net costs were recorded in other operating expense within the consolidated statements of operations and charged to the Benefits Outsourcing and Consulting segments in the amounts of $3.2 million and $2.4 million, respectively.

Additionally, during the third quarter of fiscal 2010, the Company updated estimated sublease rental assumptions used to determine the fair value of the liabilities incurred to exit certain facilities.   These assumptions were updated to reflect current market conditions relating to the commercial real estate rental market in the U.S.  As a result, the Company recorded adjustments to increase the restructuring reserve by $5.2 million.  These additional costs were recorded in other operating expenses within the consolidated statements of operations and charged to the Benefits Outsourcing, HR BPO, and Consulting segments in the amounts of $1.7 million, $1.8 million, and $0.2 million, respectively; $1.5 million was recorded to shared services and was not allocated to the segments.

During the fourth quarter of fiscal 2010, the Company recorded expense of $0.4 million related to the exit and consolidation of a facility in Europe.  The charge consisted of a lease cancellation penalty incurred when the Company notified the landlord of its intent to terminate the lease agreement.  The cost was recorded in other operating expense within the consolidated statements of operations and charged to the Consulting segment.

Fiscal 2009 activity

During fiscal 2009, the Company updated estimated sublease rental assumptions initially used to determine the fair value of the liabilities incurred to exit certain facilities, as discussed above.  These assumptions were updated to reflect current market conditions relating to the commercial real estate rental market in the U.S. and Europe.  As a result, the Company recorded adjustments to increase the restructuring reserve by $9.0 million.  These additional costs were recorded in other operating expenses within the consolidated statements of operations and charged to the Benefits Outsourcing, HR BPO, and Consulting segments in the amounts of $4.2 million, $3.0 million, and $0.3 million, respectively; $1.5 million was recorded to shared services and was not allocated to the segments.

Additionally, during fiscal 2009, the Company recorded expense of $7.7 million related to the exit and consolidation of facilities in both the U.S. and international locations.  The charge consisted of $4.8 million for the recognition of the fair values of lease vacancy obligations and $3.2 million of lease cancellation penalties incurred when the Company notified the landlords of its intent to terminate the lease agreements.  This was offset by the reversal of accrued rent of $0.3 million.  The cost was recorded in other operating expense within the consolidated statements of operations and charged to the Consulting, Benefits Outsourcing, and HR BPO segments in the amounts of $4.2 million, $3.0 million, and $0.6 million, respectively; less than $0.1 million was recorded to shared services and was not allocated to the segments.

Pre-fiscal 2009 activity

During the fourth quarter of fiscal 2007 and throughout fiscal 2008, the Company recorded expense of $58.5 million related to the exit and consolidation of certain facilities in both the U.S. and international locations. The charges consisted of $65.5 million for the recognition of the fair value of lease vacancy obligations and lease termination charges and the reversal of $0.4 million of prepaid rent.  This was offset by the reversal of accrued rent of $7.4 million. The net costs were recorded in other operating expenses within the consolidated statements of operations and charged to the Benefits Outsourcing, HR BPO, and Consulting segments in the amounts of $28.0 million, $15.4 million, and $5.5 million, respectively; $9.6 million was recorded to shared services and was not allocated to the segments.

Adjustments also include the accretion of fair values and the effect of foreign currency translation during the years ended September 30, 2010 and 2009.

The Company anticipates that the remaining accrual will be paid out by fiscal 2018 based on the longest term remaining on the Company’s leased real estate.

17.       Accumulated Other Comprehensive (Loss) Income

Accumulated other comprehensive (loss) income consists of the following components (in thousands):

	Foreign Currency Translation Adjustments(1)	Unrealized Gains (Losses) on Investments (2)	Retirement Plans	Net Unrealized Gains (Losses) on Hedging Transactions	Accumulated Other Comprehensive (Loss) Income
As of September 30, 2007	$124,907	$—	$(1,525)	$—	$123,382
Other comprehensive loss (net of tax of ($18,206), ($2,647), ($9,520), ($3,971) and ($34,344), respectively)	(42,173)	(4,273)	(23,834)	(6,412)	(76,692)
As of September 30, 2008	$82,734	$(4,273)	$(25,359)	$(6,412)	$46,690
Other comprehensive loss (net of tax of ($15,881), $924, ($9,271), $2,620 and ($21,608), respectively)	(37,448)	1,438	(10,732)	4,189	(42,553)
Adjustment to apply ASC 715-30 measurement date provision	—	—	188	—	188
As of September 30, 2009	$45,286	$(2,835)	$(35,903)	$(2,223)	$4,325
Other comprehensive loss (net of tax of ($3,176), $857, $0, $2,774 and $455, respectively)	1,225	1,391	(15,191)	4,597	(7,978)
As of September 30, 2010	$46,511	$(1,444)	$(51,094)	$2,374	$(3,653)

(1)          During 2009, the Company reclassified $14.9 million ($14.9 million net of tax) of currency translation adjustment to earnings related to the sale of its Latin America HR BPO business.  Refer to Note 4 for more information on divestitures.

(2)          During 2009, the Company reclassified $2.3 million ($1.5 million net of tax) of unrealized loss to earnings related to its ARS portfolio.  Refer to Note 7 for more information on ARS.

18.       Pension and Postretirement Benefit Plans

Employee 401(k) and Profit Sharing Plan

The Company has a qualified 401(k) and profit sharing plan for its eligible employees.  Under the plan, Hewitt makes annual contributions equal to a percentage of participants’ total cash compensation and may make additional contributions in accordance with the terms of the plan.  Additionally, employees may make contributions in accordance with the terms of the plan, with a portion of those contributions matched by the Company.  In 2010, 2009, and 2008, profit sharing plan and company match contribution expenses were $61.6 million, $58.8 million, and $60.2 million, respectively.

Defined Benefit Plans

Through various acquisitions, the Company has defined benefit pension plans, the largest of which was closed to new entrants in 1998, providing retirement benefits to eligible employees.  The Company also has other smaller defined benefit pension plans to provide benefits to eligible employees.  It is the Company’s policy to fund these defined benefit plans in accordance with local practice and legislation.

Health Care Plans

The Company provides health benefits for retired U.S. and Canadian employees and certain dependents when those employees become eligible for these benefits by satisfying plan provisions, which include certain age and service requirements.  The health benefit plans are contributory, and contributions are reviewed annually and adjusted as appropriate.  These plans contain other cost-sharing features such as deductibles and coinsurance.  The Company does not prefund these plans and has the right to modify or terminate any of these plans in the future.

The following tables provide a reconciliation of the changes in the defined benefit and health care plans’ benefit obligations and fair value of assets for the years ended September 30, 2010 and 2009, and a statement of funded status as of September 30, 2010 and 2009 (in thousands):

	Pension Benefits		Health Benefits
	2010	2009	2010	2009
Change in Benefit Obligation
Benefit obligation, beginning of year	$247,426	$226,855	$15,770	$12,720
Service cost	9,938	9,817	252	170
Interest cost	11,586	11,414	914	878
Actuarial losses	20,314	10,102	2,461	2,063
Benefit payments	(5,557)	(8,425)	(635)	(785)
Acquisition	—	2,705	—	—
Curtailments and settlements, net	(33)	83	—	—
Plan amendments	—	(648)	—	462
Adoption of ASC 715 measurement date provision(1)	—	5,535	—	262
Participant contributions	1,313	1,540	—	—
Changes in foreign exchange rates	(801)	(11,552)	157	—
Benefit obligation, end of year	$284,186	$247,426	$18,919	$15,770

Change in Plan Assets
Fair value of plan assets, beginning of year	$209,640	$182,382	$—	$—
Actual return on plan assets	17,803	3,896	—	—
Company contributions	24,452	35,214	635	785
Participant contributions	1,313	1,540	—	—
Benefit payments	(5,557)	(8,425)	(635)	(785)
Adoption of ASC 715 measurement date provision(1)	—	2,849	—	—
Changes in foreign exchange rates	(732)	(7,816)	—	—
Fair value of plan assets, end of year	$246,919	$209,640	$—	$—

	Pension Benefits		Health Benefits
	2010	2009	2010	2009
Reconciliation of Accrued Obligation and Total Amount Recognized
Unfunded status (2)	$(37,267)	$(37,786)	$(18,919)	$(15,770)
Net amount recognized, end of year	$(37,267)	$(37,786)	$(18,919)	$(15,770)

Amounts Recorded in Accumulated Other Comprehensive Income, Pretax:
Prior service cost	$(128)	$(139)	$435	$479
Net actuarial loss	62,319	49,412	7,319	5,002
Transition obligation	—	—	1	1
Total	$62,191	$49,273	$7,755	$5,482

(1)               This represents the impact of the change in measurement date to September 30, 2009, in accordance with ASC 715.

(2)               Fair value of assets less projected benefit obligation, shown in the preceding tables.

The amounts recognized in the consolidated balance sheet as of September 30, 2010 and 2009, consisted of (in thousands):

	Pension Benefits		Health Benefits
	2010	2009	2010	2009
Other non-current assets, net	$687	$930	$—	$—
Accrued expenses	(504)	(398)	(678)	(719)
Other non-current liabilities	(37,450)	(38,318)	(18,241)	(15,051)
Net amount recognized	$(37,267)	$(37,786)	$(18,919)	$(15,770)

Relating to the pension plans, the estimated net loss, service cost, and transition obligation that will be amortized from shareholders’ equity into pension cost in fiscal 2011 are $2.4 million, zero, and zero, respectively.  Related amounts amortized in fiscal 2010, respectively, were $1.5 million, zero, and zero.

Relating to the health benefit plans, the estimated net loss, prior service cost and transition obligation that will be amortized from shareholders’ equity into pension cost in fiscal 2011 are $0.3 million, zero, and zero, respectively.  Related amounts amortized in fiscal 2010, respectively, were $0.2 million, zero, and zero.

The accumulated benefit obligation for the pension plans was $262.3 million and $225.4 million as of September 30, 2010 and 2009, respectively.

The assumptions used in the measurement of the benefit obligations at September 30, 2010 and 2009, are as follows:

	Pension Benefits		Health Benefits
	2010	2009	2010	2009
Weighted-average assumptions:
Discount rate	4.25%	4.88%	5.27%	5.90%
Rate of compensation increase	3.10%	3.28%	N/A	N/A

The assumptions used in the measurement of the net benefit costs for the years ended September 30, 2010, 2009, and 2008 are as follows:

	Pension Benefits			Health Benefits
	2010	2009	2008	2010	2009	2008
Weighted-average assumptions:
Discount rate	4.88%	5.71%	5.35%	5.90%	7.10%	6.40%
Expected long-term rate of return on plan assets	5.65%	6.09%	6.20%	N/A	N/A	N/A
Rate of compensation increase	3.28%	4.57%	4.13%	N/A	N/A	N/A

The expected long-term rate of return assumption was developed using a building block approach based on key inputs regarding capital market assumptions (e.g., underlying inflation assumption, expected real returns on various asset classes) and portfolio mix of plan assets. The assumption is calculated as the weighted-average long-term return of the portfolio based on the return assumption for each asset class and corresponding portfolio weighting.

The health plans provide flat dollar credits based on years of service and age at retirement.  Service for determining credits was frozen as of December 31, 2005.  There is a small group of grandfathered retirees who receive postretirement medical coverage at a percentage of cost.  The liabilities for these retirees are valued assuming an 8.35% health care cost trend rate for 2010.  The rate was assumed to decrease gradually to 5.0% in 2020 and remain at that level thereafter.

The effect of a one percentage point increase or decrease in the assumed health care cost trend rates is not material to total service and interest costs and the postretirement benefit obligation.

The Company’s pension plan weighted-average asset allocations at September 30, 2010, and 2009, by asset category were as follows:

Asset Category	2010	2009
Equity securities	39.9%	38.2%
Debt securities	50.9	52.7
Real estate	3.1	3.2
Other	6.1	5.9
Total	100.0%	100.0%

The investment objectives for the pension plan assets are to generate returns that will enable the plans to meet their future obligations.  The strategies balance the requirement to generate returns through investments such as equity securities, with the need to control risk through less volatile assets such as fixed income securities, while also meeting local regulations. Approximately 90% of the Company’s plan assets relate to the Company’s pension plans in the United Kingdom and Switzerland.  In the United Kingdom, the plan assets are managed in two separate portfolios, an equity portfolio and a bond portfolio.  The strategy is to invest 56% and 44% of the plan assets in equity securities and debt securities, respectively.  The total return is tracked to the relevant market index, within specified tolerances and after allowance for withholding tax, where applicable, for each of the funds in which the assets are invested.  The plan assets for the Switzerland plan are managed in accordance with the laws in Switzerland.  Within the scope of the Swiss laws, the strategy targets equity securities of 35%-45%, debt securities of 35%-65%, real estate investments of 5%-15%, and other investments of 0%-5%.

The fair value of the Company’s pension plan assets at September 30, 2010, by asset category, are as follows (in thousands):

	Fair Value Measurements at Reporting Date Using:
	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$14,776	$—	$—	$14,776
Equity securities:
Domestic Large Cap	21,949	—	—	21,949
International Large Cap	66,652	—	—	66,652
Emerging Markets Growth	2,975	—	—	2,975
Other	—	6,920	—	6,920
Debt securities:
International Government Bonds	96,763	—	—	96,763
Corporate Bonds	28,828	—	—	28,828
Other	—	—	—	—
Real estate investment trust	7,680	—	—	7,680
Other	—	376	—	376
Total	$239,623	$7,296	$—	$246,919

Refer to Note 9 for additional information on fair value measurements.

The following benefit payments, which reflect expected future service, are expected to be paid as follows (in thousands):

	Pension Benefits	Health Benefits
2011	$6,361	$678
2012	6,399	694
2013	6,543	688
2014	7,553	690
2015	7,365	710
Years 2016 through 2020	48,748	4,240

The components of net periodic benefit costs for the three years ended September 30, 2010, 2009, and 2008, were as follows (in thousands):

	Pension Benefits			Health Benefits
	2010	2009	2008	2010	2009	2008
Components of Net Periodic Benefit Cost
Service cost	$9,938	$9,817	$12,527	$252	$170	$199
Interest cost	11,586	11,414	11,146	914	878	855
Expected return on plan assets	(12,061)	(10,854)	(12,002)	—	—	—
Loss (gain) recognized in the year	—	—	(70)	—	—	—
Curtailment expense	(33)	82	—	—	—	—
Amortization of:
Unrecognized prior service cost	(7)	61	86	44	2	2
Unrecognized loss	1,465	554	(27)	245	106	172
Net periodic benefit cost	$10,888	$11,074	$11,660	$1,455	$1,156	$1,228

The Company presently anticipates contributing approximately $9.0 million to fund its pension plans and $0.7 million to fund its health benefit plans in fiscal 2011 (applying foreign exchange rates at September 30, 2010).  The Company does not expect any plan assets to be returned to the Company during fiscal 2011.

19.  Share-Based Compensation Plans

The Company recorded pretax share-based compensation expense of $56.6 million, $54.3 million, and $48.3 million during the years ended September 30, 2010, 2009, and 2008, respectively, related to the Company’s stock options, restricted stock, restricted stock units and performance share units.

The Company recorded excess tax benefits of $20.4 million, $7.0 million, and $10.2 million during the years ended September 30, 2010, 2009, and 2008, respectively, as cash flows from financing activities in the consolidated statement of cash flows.  The total compensation cost related to non-vested restricted stock and stock option awards not yet recognized as of September 30, 2010, was approximately $90.3 million, which is expected to be recognized over a weighted-average period of 2.4 years.

Under the Company’s Global Stock and Incentive Compensation Plan (the “Plan”), which was adopted in fiscal 2002, amended in January 2008, and administered by the Compensation and Leadership Committee (the “Committee”) of the Company’s Board of Directors, employees, and directors may receive awards of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance share units, and cash-based awards; employees can also receive incentive stock options.  As of September 30, 2010, only restricted stock, restricted stock units, performance share units, and stock options have been granted.  A total of 32,000,000 shares of Class A common stock have been reserved for issuance under the Plan.  As of September 30, 2010, there were 5,443,498 shares available for grant under the Plan, which includes shares tendered to the Company by employees to satisfy their minimum tax withholding requirements related to vested awards.

Restricted Stock and Restricted Stock Units

The following table summarizes restricted stock activity during 2010, 2009, and 2008:

	2010		2009		2008
	Restricted Stock	Weighted- Average Grant Date Fair Value	Restricted Stock	Weighted- Average Grant Date Fair Value	Restricted Stock	Weighted- Average Grant Date Fair Value
Outstanding at beginning of fiscal year	—	n/a	315,921	$26.94	1,190,808	$25.45
Vested	—	n/a	(237,583)	$27.21	(781,989)	$24.66
Forfeited	—	n/a	(78,338)	$26.10	(92,898)	$27.11
Outstanding at end of fiscal year	—	n/a	—	n/a	315,921	$26.94

The following table summarizes restricted stock units activity during 2010, 2009, and 2008:

	2010		2009		2008
	Restricted Stock Units	Weighted- Average Grant Date Fair Value	Restricted Stock Units	Weighted- Average Grant Date Fair Value	Restricted Stock Units	Weighted- Average Grant Date Fair Value
Outstanding at beginning of fiscal year	2,419,832	$29.42	2,263,986	$31.36	1,945,014	$25.72
Granted	1,645,747	$41.17	2,109,868	$27.24	1,623,680	$36.75
Vested	(1,492,617)	$32.31	(1,599,075)	$29.12	(971,149)	$29.84
Forfeited	(237,272)	$31.91	(354,947)	$30.15	(333,559)	$29.14
Outstanding at end of fiscal year	2,335,690	$35.60	2,419,832	$29.42	2,263,986	$31.36

Performance share units (“PSUs”) are intended to provide an incentive for achieving specific performance objectives over a defined period. PSUs represent an obligation of the Company to deliver a number of shares ranging from zero to 200% of the initial number of units granted, depending on performance against objective, pre-established financial metrics at the end of the performance period.  The Company believes it is probable that such goals will be achieved for shares which vest upon meeting certain financial performance conditions, and these goals are evaluated quarterly.  If such goals are not met or it is probable the goals will not be met, no compensation cost is recognized and any previously recognized compensation cost is reversed.

During fiscal 2010, 114,998 PSUs were granted to certain Hewitt leadership which are included in the restricted stock unit information disclosed above.  The financial metrics for these grants are based on Hewitt’s corporate performance in fiscal 2010 and are calculated to be paid out at a rate of 141%.  These grants are scheduled to vest in one-third increments on September 30, 2010, 2011, and 2012.  In addition, during fiscal 2010, 66,494 PSUs were awarded by the Company.  The financial metrics for these awards are primarily based on Hewitt’s compounded annual revenue growth, and these metrics are not probable of being currently met as of September 30, 2010.  During fiscal 2009, 197,200 PSUs were granted to certain Hewitt leadership, which are included in the restricted stock unit information disclosed above.  The financial metrics for these grants are based on Hewitt’s corporate performance in fiscal 2009 and are calculated to be paid out at a rate of 104%.  These grants are scheduled to vest in one-third increments on September 30, 2009, 2010, and 2011.  During fiscal 2008, 112,900 PSUs were granted to certain Hewitt leadership which are included in the restricted stock unit information disclosed above.  The financial metrics for these grants were based on Hewitt’s corporate performance in fiscal 2008 and are to be paid out at a rate of 195%.  These grants are scheduled to vest in one-third increments on September 30, 2008, 2009, and 2010.  During fiscal 2007, 137,000 PSUs were granted to certain Hewitt leadership, which are included in the restricted stock unit information disclosed above.  The financial metrics for these grants were based on Hewitt’s fiscal 2007 corporate performance and are to be paid out at a rate of 180%.  The fiscal 2007 grants cliff-vested on September 30, 2010.

As discussed in Note 2, all unvested awards vested on October 1, 2010 in connection with the Aon merger.

Stock Options

The Committee may grant both incentive stock options and stock options to purchase shares of Class A common stock.  Subject to the terms and provisions of the Plan, options may be granted to participants, as determined by the Committee, provided that incentive stock options may not be granted to non-employee directors.  The option price is determined by the Committee provided that for options issued to participants in the U.S., the option price may not be less than 100% of the fair market value of the shares on the date the option is granted, and no option may be exercisable later than the tenth anniversary of its grant. The stock options generally vest in equal annual installments over a period of four years.

The fair value used to determine compensation expense for years ended September 30, 2010, 2009, and 2008, was estimated at the date of grant using a Black-Scholes option pricing model.  The following table summarizes the weighted-average assumptions used to determine fair value for options granted during the years ended September 30, 2010, 2009, and 2008:

	2010	2009	2008
Expected volatility	29.08%	29.30%	26.61%
Risk-free interest rate	2.53%	2.13%	3.83%
Expected life (in years)	6.17	6.17	6.03
Dividend yield	0%	0%	0%

The Company uses the simplified method to determine the expected life assumption for all of its options.  The Company continues to use the simplified method as it does not believe that it has sufficient historical exercise data to provide a reasonable basis upon which to estimate expected life due to the limited time its equity shares have been publicly traded.

The following table summarizes stock option activity during 2010, 2009 and 2008:

	2010		2009		2008
	Options	Weighted- Average Exercise Price	Options	Weighted- Average Exercise Price	Options	Weighted- Average Exercise Price
Outstanding at beginning of fiscal year	6,298,321	$26.04	6,283,927	$25.68	7,611,095	$24.06
Granted	494,632	$41.40	1,098,790	$26.49	772,620	$37.53
Exercised	(3,102,027)	$24.87	(866,871)	$23.13	(1,847,653)	$23.61
Forfeited	(165,272)	$30.80	(124,710)	$30.79	(199,426)	$29.65
Expired	(7,262)	$30.95	(92,815)	$27.90	(52,709)	$23.69
Outstanding at end of fiscal year	3,518,392	$28.99	6,298,321	$26.04	6,283,927	$25.68

Exercisable options at end of fiscal year	2,471,116	$27.36	4,969,290	$25.27	5,271,903	$24.53

The weighted-average estimated fair value of employee stock options granted during 2010, 2009, and 2008 was $14.05, $8.80, and $12.81 per share, respectively.  These stock options were granted at exercise prices equal to the current fair market value of the underlying stock on the grant date.

As discussed in Note 2, all outstanding options were converted to Aon options on October 1, 2010, in connection with the Aon merger.

The following table summarizes information about stock options outstanding at September 30, 2010 (in thousands, except share and per share data):

	Outstanding Options				Exercisable Options
	Number Outstanding	Weighted- Average Exercise Price	Aggregate Intrinsic Value	Weighted- Average Term (Years)	Number Outstanding	Weighted- Average Exercise Price	Aggregate Intrinsic Value
Summary price range groupings
$19.00	224,874	$19.00	$7,068	1.7	224,874	$19.00	$7,068
$19.01-$25.00	694,453	$23.47	18,721	4.3	634,677	$23.54	17,069
$25.01-$30.00	1,630,288	$26.57	38,902	6.6	1,140,693	$26.61	27,166
$30.01-$50.00	968,777	$39.34	10,743	7.6	470,872	$38.32	5,700
	3,518,392	$28.99	$75,434	6.1	2,471,116	$27.36	$57,003

The total intrinsic value of options exercised during the years ended September 30, 2010, 2009, and 2008, based upon the average market price during the period, was approximately $62.6 million, $8.1 million, and $28.3 million, respectively.

20.  Income Taxes

For the years ended September 30, 2010, 2009, and 2008, the Company’s provision for income taxes consisted of the following (in thousands):

	2010			2009			2008
	Current	Deferred	Total	Current	Deferred	Total	Current	Deferred	Total
U.S. Federal	$88,704	$8,613	$97,317	$87,274	$33,857	$121,131	$89,592	$18,791	$108,383
State and local	9,944	5,585	15,529	11,002	4,525	15,527	15,725	(2,317)	13,408
Foreign	18,719	(6,014)	12,705	16,501	(8,564)	7,937	14,905	(8,394)	6,511
	$117,367	$8,184	$125,551	$114,777	$29,818	$144,595	$120,222	$8,080	$128,302

Tax benefits associated with the vesting of restricted stock and restricted stock units and the exercise of nonqualified stock options were credited directly to additional paid-in capital and amounted to $30.7 million, $9.3 million, and $14.7 million in 2010, 2009, and 2008, respectively.

The effective income tax rate for the year ended September 30, 2010, was 35.2% as compared to 35.3% in fiscal 2009.  The current year’s effective rate was impacted by a number of significant offsetting discrete items including (i) the settlement of certain federal, state, and foreign tax audits and lapse of statute of limitations; (ii) a decrease in tax reserves and related interest; (iii) the tax impact of certain foreign entity status changes, and (iv) the related deferred tax impact for those foreign entity status changes.

Income tax expense for the period differed from the amounts computed by applying the U.S. federal income tax rate of 35% to income before taxes as a result of the following (in thousands):

	2010	2009	2008
Provision for taxes at U.S. federal statutory rate	$125,002	$143,402	$110,755
Increase (decrease) in income taxes resulting from:
State and local income taxes, net of federal income tax benefits	10,092	13,491	8,718
Tax impact on foreign subsidiaries	16,419	8,133	14,248
Increase (decrease) in reserves and related interest	(19,722)	(11,117)	6,201
Non-deductible expenses (non-taxable income)	(863)	(4,932)	1,768
India tax holiday	(6,300)	(4,600)	(7,700)
Foreign entity status change	63,741	—	—
Deferred tax liabilities released due to foreign entity status change	(53,034)	—	—
Foreign tax credit benefit	(8,112)	—	—
Goodwill impairment at U.S. federal statutory rate	—	—	(122)
Change in deferred tax assets related to foreign entities	—	—	(5,566)
Other	(1,672)	218	—
	$125,551	$144,595	$128,302

The Company changed the tax status of its Canada, Ireland, and United Kingdom entities from foreign branches to controlled foreign corporations.  The resulting change in tax status of foreign entities increased income tax expense by a net amount of $10.7 million for the year ended September 30, 2010.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below (in thousands):

	2010	2009
Deferred tax assets:
Deferred contract revenues	$54,002	$70,947
Accrued expenses	18,751	26,625
Foreign tax loss carryforwards	53,756	53,801
Foreign accrued expenses	4,924	4,867
Compensation and benefits	38,827	73,976
Domestic tax loss carryforwards	21,689	10,623
Other	13,831	7,240
	205,780	248,079
Valuation allowance	(59,695)	(56,709)
	$146,085	$191,370

Deferred tax liabilities:
Deferred contract costs	$95,091	$104,455
Depreciation and amortization	39,964	18,433
Goodwill and intangible amortization	37,702	108,690
Currency translation adjustment	2,676	9,696
	$175,433	$241,274

The domestic federal net operating loss carryforward of $49.3 million resulted from or relate to the acquisitions of RealLife HR, Senior Educators, and EnnisKnupp and expires from fiscal 2024 - 2027.  All of the domestic net operating losses are expected to be utilized on or before fiscal 2027.

At September 30, 2010, certain foreign affiliates of the Company have available foreign net operating losses of $193.7 million, of which $101.6 million have already provided a U.S. tax benefit.  The remaining net operating loss carryforward of $92.1 million includes $19 million, which expire at various dates between fiscal years 2010 and 2022, and the remainder has an indefinite carryforward period.  There is a valuation allowance of $186.7 million recorded against the $193.7 million of foreign local country net operating loss carryforwards and other net deferred tax attributes of these entities.  The valuation allowance primarily represents loss carryforwards and deductible temporary differences for which utilization is uncertain given the lack of sustained profitability of foreign entities and/or limited carryforward periods or other restrictive rules regarding their utilization.

The Company has a tax holiday in India through March 31, 2011.  The tax benefit of the tax holiday related to the current fiscal year income is approximately $6.3 million or $0.07 per diluted share.  The law which provided for the tax holiday expires on March 31, 2011, and the Company does not expect the law will be modified or extended to provide for similar benefits in future periods.

U.S. income taxes have not been provided on undistributed earnings of international subsidiaries that are not treated as flow-through entities.  These earnings are considered to be indefinitely reinvested.  Upon distribution of these earnings in the form of dividends or otherwise, the Company may be subject to both U.S. income taxes (subject to adjustment for foreign tax credits) and withholding taxes payable to the various foreign countries. Such amount is not practical to estimate.

Income tax-related interest expense and income tax-related penalties are reported as a component of the provision for income taxes in the consolidated statement of operations.  The Company included a charge (credit) for interest and penalties of ($11.8 million), ($0.9 million) and $1.5 million for the years ended September 30, 2010, 2009, and 2008 respectively, in the provision for income taxes in the consolidated statement of operations.  The recoveries represent refunds received in connection with tax settlements.  As of September 30, 2010 and 2009, the total amount of accrued income tax-related interest and penalties included in the consolidated balance sheets was $1.2 million and $13.0 million, respectively.

The U.S. federal tax examination for the tax years ending September 30, 2003 through September 30, 2008, have been completed, but the statutes of limitations for tax years 2003, 2004, 2007, and 2008 have not yet expired.  The Company is also subject to examination in a number of state and foreign jurisdictions for tax years ending after September 30, 2002, for which no individually material unrecognized tax benefits exist.  During the third quarter of fiscal 2010, the Company settled an appeal with the IRS for the tax years ended September 30, 2003 and September 30, 2004.  As a result of this settlement, all federal tax issues relating to these tax years have been resolved.  The IRS has recently opened their examination of tax years ended September 30, 2009 and September 30, 2010.  The Company believes appropriate provisions for all outstanding income tax matters have been made for all jurisdictions and all open years.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	2010	2009
Unrecognized tax benefits — beginning of period	$49,413	$63,581
Gross decreases — tax positions in prior periods	—	(6,424)
Gross increases — current period tax positions	17,816	1,033
Lapse of statute of limitations	(42,264)	(8,777)
Unrecognized tax benefits — end of period	$24,965	$49,413

As of September 30, 2010 and 2009, the total amount of unrecognized tax benefits was $25.0 million and $49.4 million, respectively.  If tax matters for the 2007, 2008, and 2009 tax years are effectively settled with the relevant federal, state, and foreign jurisdictions within the next 12 months, that settlement could increase earnings by zero to $5.9 million based on current estimates.  Audit outcomes and the timing of audit settlements are subject to significant uncertainty.

During the second quarter of fiscal 2010, the Company reclassified amounts between current taxes payable (included in accrued expenses) and current deferred income taxes in the consolidated balance sheets related to performance-based compensation as a result of recently issued IRS guidance.  There was no impact to the Company’s effective income tax rate or net income as a result of this balance sheet reclassification.

21.  Commitments and Contingencies

Legal Proceedings

The Company is involved in disputes arising in the ordinary course of its business relating to outsourcing and consulting agreements, professional liability claims, vendors and service providers and employment claims. The Company is also routinely audited and subject to inquiries by governmental and regulatory agencies. Management considers such factors as the probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of loss and records a provision with respect to a claim, suit, investigation or proceeding when it is probable that a liability has been incurred and the amount of the loss can reasonably be estimated. If the reasonable estimate of a probable loss is a range of outcomes, and no amount within the range is a better estimate than another, the minimum amount in the range is accrued. If a loss is not probable or a probable loss cannot be reasonably estimated, no liability is recorded.  Insurance and other recoveries of losses are separately evaluated and recognized only if such recoveries are also probable and reasonably estimable.

The Company does not believe that any unresolved dispute will have a material adverse effect on its financial condition or results of operation. However, litigation in general and the outcome of any matter, in particular, cannot be predicted with certainty. An unfavorable resolution of one or more pending matters could have a material adverse impact on the Company’s results of operations for one or more reporting periods.

In the normal course of business, the Company also enters into contracts in which it makes representations, warranties, guarantees, and indemnities that relate to the performance of the Company’s services and products. The Company does not expect any material losses related to such representations, warranties, guarantees, and indemnities.

22.  Supplemental Cash Flow Information

	Year Ended September 30,
	2010	2009	2008
Supplementary disclosure of cash paid during the year (in thousands):
Interest paid	$51,728	$41,708	$20,730
Income taxes paid	67,550	127,592	136,347

Schedule of non-cash investing and financing activities (in thousands):
Acquisitions, cash paid, net of cash acquired:
Transaction costs	$—	$—	$625
Fair value of assets acquired	(48,584)	(17,883)	(79,409)
Fair value of liabilities assumed	12,457	13,155	28,482
Goodwill	(24,188)	(57,036)	(83,779)
Cash paid, net of cash acquired	(60,315)	(61,764)	(134,081)
Capital leases	—	5,994	13,278

23.  Segments and Geographic Data

The Company has three reportable segments — Benefits Outsourcing, HR BPO, and Consulting.

The Company operates many of the administrative and support functions of its business through the use of centralized shared service operations to provide an economical and effective means of supporting the operating segments.  These shared services include human resources, information technology services, management, corporate relations, finance, general counsel, real estate management, supplier management, and other supporting services.  Many of these costs, such as information technology services, real estate management and other support services, are assigned to the business segments based on usage and consumption factors.  Certain costs within human resources, finance, general counsel, management, client and market leadership and corporate relations, are not allocated to the business segments and remain in unallocated shared service costs.

The following table summarizes the Company’s reportable segment results (in thousands):

	Year Ended September 30,
	2010	2009	2008
Benefits Outsourcing
Segment net revenues	$1,556,068	$1,549,991	$1,550,110
Segment income	363,576	387,168	365,336
Net client receivables and unbilled work in process	236,511	211,425
Goodwill and intangible assets	145,330	130,365
Short-term deferred contract costs, net	51,788	43,430
Deferred contract costs, net, less current portion	147,305	146,768

HR BPO
Segment net revenues	$450,211	$479,724	$554,854
Segment income (loss)	15,857	(5,223)	(83,277)
Net client receivables and unbilled work in process	69,469	59,833
Goodwill and intangible assets	60,043	68,126
Short-term deferred contract costs, net	40,745	46,006
Deferred contract costs, net, less current portion	87,475	106,698

Consulting
Segment net revenues	$1,066,178	$1,011,781	$1,094,323
Segment income	139,530	143,769	143,217
Net client receivables and unbilled work in process	285,023	256,014
Goodwill and intangible assets	391,814	405,733
Short-term deferred contract costs, net	472	483
Deferred contract costs, net, less current portion	1,327	1,439

Total Company
Segment net revenues	$3,072,457	$3,041,496	$3,199,287
Intersegment revenues	(31,798)	(37,730)	(47,898)
Net revenues	3,040,659	3,003,766	3,151,389
Reimbursements	73,773	69,794	76,259
Total revenues	$3,114,432	$3,073,560	$3,227,648

Segment income	$518,963	$525,714	$425,276

Charges not recorded at the segment level:
Unallocated shared service costs	101,031	91,565	112,432
Operating income	$417,932	$434,149	$312,844

Net client receivables and unbilled work in process	$591,003	$527,272
Goodwill and other intangible assets, net	597,187	604,224
Short-term deferred contract costs, net	93,005	89,919
Deferred contract costs, less current portion	236,107	254,905
Assets not reported by segment	1,346,355	1,448,320
Total assets	$2,863,657	$2,924,640

Revenues and long-lived assets by geographic area for the following fiscal years are provided below (amounts in thousands).  Revenues are attributed to geographic areas based on the country where the associates perform the services.  Long-lived assets include net property and equipment, long-term deferred contract costs, goodwill and intangible assets, long-term investments, and all other non-current assets except for investments in affiliated companies.

	Year Ended September 30,
	2010	2009	2008
Revenues
United States	$2,329,680	$2,383,195	$2,398,335
United Kingdom	330,749	321,338	389,070
All Other Countries	454,003	369,027	440,243
Total	$3,114,432	$3,073,560	$3,227,648

Long-Lived Assets
United States	$824,664	$850,819
United Kingdom	293,519	343,269
All Other Countries	184,819	132,294
Total	$1,303,002	$1,326,382

24.  Quarterly Financial Information (Unaudited)

The following tables set forth the historical unaudited quarterly financial data for the periods indicated. The information for each of these periods has been prepared on the same basis as the audited consolidated financial statements and, in the Company’s opinion, reflects all adjustments necessary to present fairly the Company’s financial results. Operating results for previous periods do not necessarily indicate results that may be achieved in any future period. Amounts are in thousands, except earnings per share information.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Fiscal 2010:
Revenues:
Net revenues	$770,145	$760,465	$730,576	$779,473
Reimbursements	25,390	15,471	16,019	16,893
Total revenues	$795,535	$775,936	$746,595	$796,366
Operating income	$124,871	$103,384	$79,231	$110,446
Net income	$68,400	$57,402	$77,942	$27,856
Earnings per share:
Basic	$0.73	$0.61	$0.84	$0.30
Diluted	$0.71	$0.60	$0.82	$0.29

Fiscal 2009:
Revenues:
Net revenues	$770,763	$746,252	$729,009	$757,742
Reimbursements	23,209	15,580	14,710	16,295
Total revenues	$793,972	$761,832	$743,719	$774,037
Operating income	$112,357	$106,906	$109,057	$105,829
Net income	$64,766	$67,539	$68,397	$64,424
Earnings per share:
Basic	$0.69	$0.72	$0.73	$0.70
Diluted	$0.68	$0.71	$0.71	$0.68

25.  Regulated Subsidiary

Hewitt Financial Services LLC (“HFS”), a wholly owned subsidiary of the Company, is a registered U.S. broker-dealer.  HFS is subject to the Securities and Exchange Commission’s minimum net capital rule (Rule 15c3-1), which requires that HFS maintain net capital (as defined) equal to the greater of $50 thousand or 6 2/3 percent of aggregate indebtedness, (as defined).  As of September 30, 2010 and 2009, HFS was in compliance with its net capital requirements.

26.  Related-Party Transactions

During fiscal 2009 and 2008, the Company paid to Hexaware Technologies Limited (“Hexaware”) approximately $8.8 million and $12.7 million, respectively, for certain computer programming services.  Liberata Limited (“Liberata”) paid approximately $1.1 million and $1.4 million to the Company for consulting services during fiscal 2009 and 2008, respectively.  Gavilon Holdings LLC (“Gavilon”) paid approximately $0.9 million and $0.3 million to the Company for consulting services during fiscal 2009 and 2008, respectively.

General Atlantic LLC (“General Atlantic”), a beneficial owner of more than 5% of the Company’s stock in fiscal 2009 and 2008, beneficially owned approximately 14.7% of Hexaware, approximately 98% of Liberata and approximately 21% of Gavilon at September 30, 2009.  The Company believes fees for such services were at prevailing market rates. The agreement pursuant to which services were provided to Hexaware was renewed for fiscal 2009 after a competitive bidding process.  The Company continued providing consulting services to Liberata and Gavilon on similar terms in fiscal 2009.  Steven A. Denning, a former Company director (who retired from the Board of Directors in February 2009) and the Chairman and Managing Director of General Atlantic, did not participate in any decision relating to these services, none of which were material to the Company or General Atlantic.

The Company owns a 33.3% interest in a retirement and financial management consulting joint venture in Mauritius in which Yvan Legris, the President of the Company’s Consulting segment, owns a 33.3% interest and is also a director.  The joint venture was originally formed in 1997 by Mr. Legris, Bacon & Woodrow and an unaffiliated third party who is the managing director and owner of the remaining 33.3% interest in the joint venture.  The Company acquired its interest in 2002 with the acquisition of the benefits consulting business of Bacon & Woodrow.  The Company has instituted policies to insulate Mr. Legris from the day-to-day management of the joint venture.  In both fiscal 2010 and 2009, revenues and after-tax profits for the joint venture were less than $1.0 million, and no dividends were paid by the joint venture to its members.